Exhibit 10.23

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

CALIFORNIA MICRO DEVICES CORPORATION

ARQ ACQUISITION CORPORATION,

ARQUES TECHNOLOGY, INC.

AND

GEROME TSENG, AS REPRESENTATIVE

March 16, 2006

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TABLE OF CONTENTS

		Page
ARTICLE 1 CERTAIN DEFINITIONS		2

1.1	“Affidavit”	2

1.2	“Agreement”	2

1.3	“Agreement Date”	2

1.4	“Agreement of Merger”	2

1.5	“Alternative Transaction”	2

1.6	“Applicable Law”	2

1.7	“Balance Sheet Date”	2

1.8	“Base Consideration”	2

1.9	“Bonus”	2

1.10	“Bonus Grant Letter”	2

1.11	“Books and Records”	2

1.12	“Broker”	2

1.13	“California Law”	2

1.14	“Claim”	2

1.15	“Closing”	2

1.16	“Closing Company Working Capital”	2

1.17	“Closing Date”	3

1.18	“Code”	3

1.19	“Company”	3

1.20	“Company Ancillary Agreements”	3

1.21	“Company Assets”	3

1.22	“Company Business”	3

1.23	“Company Certificates”	3

1.24	“Company Common Stock”	3

1.25	“Company Disclosure Letter”	3

1.26	“Company Financial Statements”	3

1.27	“Company IP Rights”	3

1.28	“Company IP Rights Agreement”	3

1.29	“Company Liquidation Preference”	3

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1.30	“Company Material Agreements”	4

1.31	“Company Option Holders”	4

1.32	“Company Options”	4

1.33	“Company Plan	4

1.34	“Company Products”	4

1.35	“Company Series A Preferred Stock”	4

1.36	“Company Series B Preferred Stock”	4

1.37	“Company Shareholders”	4

1.38	“Company Shareholders’ Approval”	4

1.39	“Company Stock”	4

1.40	“Company Stock Equivalents”	4

1.41	“Company-Licensed IP Rights”	5

1.42	“Company-Owned IP Rights”	5

1.43	“Consideration Allocation Certificate”	5

1.44	“Contested Claim”	5

1.45	“Continuing Employees”	5

1.46	“Contract”	5

1.47	“Cost of Goods Sold”	5

1.48	“Damages”	5

1.49	“Delta”	5

1.50	“Dissenting Shares”	5

1.51	“Earn-Out”	5

1.52	“Earn-Out Period”	5

1.53	“Effective Time”	5

1.54	“Employee Plans”	5

1.55	“Encumbrance”	6

1.56	“Environmental Law”	6

1.57	“Environmental Permits”	6

1.58	“ERISA”	6

1.59	“Excess Transaction Expenses”	6

1.60	“Exchange Act”	6

1.61	“Exchange Agent”	6

1.62	“GAAP”	6

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1.63	“Governmental Authority”	6

1.64	“Governmental Permits”	6

1.65	“Gross Margin Percentage”	6

1.66	“Holdback Cash”	6

1.67	“Holdback Release Date”	6

1.68	“HSR Act”	6

1.69	“Indemnifying Party”	6

1.70	“Information Statement”	6

1.71	“Intellectual Property”	6

1.72	“Internal Controls”	7

1.73	“Inventory”	7

1.74	“Irrevocable Proxies”	7

1.75	“Knowledge”	7

1.76	“Legal Requirements”	7

1.77	“Material Adverse Change” or “Material Adverse Effect”	7

1.78	“Material of Environmental Concern”	7

1.79	“Merger”	7

1.80	“Merger Consideration”	7

1.81	“Net Revenues”	8

1.82	“Non-Competition Agreement”	8

1.83	“Non-Disclosure Agreement”	8

1.84	“Non-Prevailing Party”	8

1.85	“Notes”	8

1.86	“Notice of Claim”	8

1.87	“Parent”	8

1.88	“Parent Ancillary Agreements”	8

1.89	“Parent Common Stock”	8

1.90	“Parent Disclosure Letter”	8

1.91	“Parent Indemnified Person(s)”	8

1.92	“Payment Rights”	8

1.93	“Permitted Encumbrance”	8

1.94	“Person”	8

1.95	“Principal Shareholder(s)”	9

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1.96	“Pro Rata Share”	9

1.97	“Receivables”	9

1.98	“Redistributed Bonus”	9

1.99	“Regulations”	9

1.100	“Release Date”	9

1.101	“Representative”	9

1.102	“Representative Expenses”	9

1.103	“SEC”	9

1.104	“Securities Act”	9

1.105	“Shareholder Approval”	9

1.106	“Sub”	9

1.107	“Sub Ancillary Agreements”	9

1.108	“Subsidiary”	9

1.109	“Surviving Corporation”	9

1.110	“Taiwan Subsidiary”	9

1.111	“Terminating Party”	9

1.112	“Termination Date”	9

1.113	“Third Party Claim”	10

1.114	“Total Merger Consideration”	10

1.115	“Transaction Expenses”	10

1.116	“Uncertificated Shares”	10

1.117	“Unpaid Transaction Expenses”	10

1.118	“Voting Agreement”	10

ARTICLE 2 THE MERGER		10

2.1	Effect of Merger on Capital Stock	10

2.2	Company Options and Company Stock Equivalents	11

2.3	Holdback	11

2.4	Effects of the Merger	11

2.5	Earn-Out and Bonus	12

2.6	Tax Consequences	13

2.7	Further Assurances	13

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF COMPANY		13

3.1	Organization and Good Standing	13

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3.2	Subsidiaries	14

3.3	Power, Authorization and Validity	14

3.4	Capitalization of Company	15

3.5	No Conflict	16

3.6	Litigation	16

3.7	Taxes	17

3.8	Financial Statements	18

3.9	Title to Properties	19

3.10	Absence of Certain Changes	19

3.11	Contracts and Commitments/Licenses and Permits	21

3.12	No Default; No Restrictions	23

3.13	Intellectual Property	23

3.14	Compliance with Laws	26

3.15	Certain Transactions and Agreements	28

3.16	Employees, ERISA and Other Compliance; Independent Contractors	28

3.17	Corporate Documents	30

3.18	No Brokers; Fees	30

3.19	Books and Records	30

3.20	Insurance	31

3.21	Environmental Matters	31

3.22	Board Actions	32

3.23	Voting Agreement	32

3.24	Products	32

3.25	Customers, Distributors and Suppliers	32

3.26	Accounts Receivable	33

3.27	Inventory	34

3.28	Change in Control Payments	34

3.29	State Takeover Statues; Stockholder Rights Plan	34

3.30	Government Contracting	34

3.31	Consideration Allocation Certificate	34

3.32	Disclosure	34

3.33	Section 409A	35

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ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB		35

4.1	Organization and Good Standing	35

4.2	Power, Authorization and Validity	35

4.3	Finders or Brokers	37

4.4	Board and Shareholder Actions	37

ARTICLE 5 COVENANTS OF COMPANY		37

5.1	Advise of Changes	37

5.2	Conduct of Business	37

5.3	Regulatory Approvals	40

5.4	Necessary Consents	40

5.5	Litigation	40

5.6	No Other Negotiations	40

5.7	Access to Information	41

5.8	Satisfaction of Conditions Precedent	41

5.9	Company Shareholder Approval	41

5.10	Retention of Employees	42

5.11	Non-competition Agreements	42

5.12	Statement of Working Capital and Unpaid Transaction Expenses	42

5.13	Monthly Financial Statements	42

5.14	Note Cancellation	43

ARTICLE 6 PARENT COVENANTS		43

6.1	Advise of Changes	43

6.2	Regulatory Approvals	43

6.3	Satisfaction of Conditions Precedent	44

6.4	Employee Matters	44

ARTICLE 7 CLOSING MATTERS		44

7.1	The Closing	44

7.2	Exchange	44

7.3	Appraisal Rights	45

ARTICLE 8 CONDITIONS TO OBLIGATIONS OF COMPANY		46

8.1	Accuracy of Representations and Warranties	46

8.2	Covenants	46

8.3	Compliance with Law; No Legal Restraints	46

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8.4	Government Consents	46

8.5	Antitrust Waiting Periods	47

8.6	Company Shareholder Approval	47

ARTICLE 9 CONDITIONS TO OBLIGATIONS OF PARENT		47

9.1	Accuracy of Representations and Warranties	47

9.2	Covenants	47

9.3	No Material Adverse Change	48

9.4	Compliance with Law; No Legal Restraints; No Litigation	48

9.5	Government Consents	48

9.6	Antitrust Waiting Periods	48

9.7	Opinion of Company’s Counsel	48

9.8	Consents	48

9.9	Company Shareholder Approvals	49

9.10	Employment Matters	49

9.11	Termination of Company Options	49

9.12	Ancillary Agreements	49

9.13	Resignation of Directors and Officers	49

9.14	Consideration Allocation Certificate	49

9.15	Taiwan Tax Returns	50

ARTICLE 10 TERMINATION OF AGREEMENT		50

10.1	Termination by Mutual Consent	50

10.2	Unilateral Termination	50

10.3	No Liability for Termination	51

ARTICLE 11 SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS		51

11.1	Survival of Representations	51

11.2	Agreements to Indemnify	51

11.3	Setoff of Holdback Cash and Earn-Out	52

11.4	Limitation	52

11.5	Appointment of Representative	53

11.6	Notice of Claim	53

11.7	Defense of Third Party Claims	54

11.8	Contents of Notice of Claim	55

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11.9	Resolution of Notice of Claim	56

11.10	Indemnification Claims Against Parent	56

11.11	Distribution Upon Termination of Holdback Period	57

11.12	Distribution Upon Termination of Earn-Out Period	57

11.13	Access	58

ARTICLE 12 GENERAL PROVISIONS		58

12.1	Governing Law	58

12.2	Assignment; Binding Upon Successors and Assigns	58

12.3	Severability	58

12.4	Counterparts	58

12.5	Other Remedies	59

12.6	Amendment and Waivers	59

12.7	Expenses	59

12.8	Attorneys’ Fees	60

12.9	Notices	60

12.10	Interpretation; Rules of Construction	61

12.11	No Joint Venture	61

12.12	Further Assurances	61

12.13	Third Party Beneficiary Rights	61

12.14	Public Announcement	62

12.15	Company Disclosure Letter	62

12.16	Confidentiality.	62

12.17	Entire Agreement	62

12.18	Waiver Of Jury Trial	63

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 16, 2006 (the “Agreement Date”) by and among California Micro Devices Corporation, a California corporation (“Parent”), ARQ Acquisition Corporation, a California corporation that is a wholly owned subsidiary of Parent (“Sub”), Arques Technology, Inc., a California corporation (“Company”) and for purposes of ARTICLE 11 only, Gerome Tseng, as Representative.

RECITALS

A. The parties intend that, subject to the terms and conditions hereinafter set forth, Sub will merge with and into Company with the Company continuing as the surviving corporation (the “Merger”) pursuant to the terms and conditions of this Agreement and California Law (as defined in Section 1.13).

B. The Boards of Directors, or a duly authorized committee thereof, of Parent, Sub and Company have determined that the Merger is in the best interests of their respective companies and shareholders, have approved an Agreement and Plan of Merger substantially in the form of this Agreement and, accordingly, have agreed to effect the Merger provided for herein upon the terms and conditions of this Agreement.

C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, (i) the Principal Shareholders (as defined in Section 1.95) are executing and delivering to Parent a Voting Agreement (as defined in Section 3.23) in which each such Principal Shareholder will agree to vote all shares of Company capital stock owned by such Principal Shareholder in favor of the Merger and the transactions contemplated by this Agreement; (ii) certain of the Company’s or its subsidiary’s employees with significant equity holdings are executing and delivering to Parent a Non-Competition Agreement (as defined in Section 5.11) as provided herein; and (iii) certain of the Company’s or its subsidiary’s employees are executing and delivering to the Company and Parent a Bonus Grant Letter (as defined in Section 1.10) as provided herein.

D. Upon the Effective Time (as defined in Section 1.53 below), and subject to the terms and conditions hereof, (i) the shares of capital stock of Company that are outstanding immediately prior to the Effective Time will be converted into the right to receive the Total Merger Consideration (as defined in Section 1.113 below), (ii) options, warrants or other rights to purchase capital stock of Company that are outstanding immediately prior to the Effective Time shall terminate, and (iii) Sub will be merged with and into Company, in each case, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

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ARTICLE 1

CERTAIN DEFINITIONS

As used in this Agreement, the following terms will have the meanings set forth below:

1.1 “Affidavit” has the meaning given in Section 7.2.1.

1.2 “Agreement” has the meaning given in the introductory paragraph.

1.3 “Agreement Date” has the meaning given in the introductory paragraph.

1.4 “Agreement of Merger” means an Agreement of Merger in substantially the form attached hereto as Exhibit A.

1.5 “Alternative Transaction” has the meaning given in Section 5.6.

1.6 “Applicable Law” means all federal, state or local laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to a specified Person or to such Person’s assets, properties and business.

1.7 “Balance Sheet Date” has the meaning given in Section 3.8.

1.8 “Base Consideration” means $8,000,000.

1.9 “Bonus” has the meaning given in Section 2.5.

1.10 “Bonus Grant Letter” means the letter agreement that each of the individuals identified on Schedule 1.10 is entering into with the Company and the Parent on the Agreement Date.

1.11 “Books and Records” has the meaning given in Section 3.19.

1.12 “Broker” has the meaning given in Section 3.18

1.13 “California Law” means California Corporations Code.

1.14 “Claim” has the meaning given in Section 11.6.

1.15 “Closing” has the meaning given in Section 7.1.

1.16 “Closing Company Working Capital” means all Company current assets less all Company current liabilities on the Closing Date, all as determined in accordance with GAAP (which means that Company assets will exclude those promissory notes given in conjunction with the purchase of Company Common Stock and $392,000 of payments associated with masks that had previously been capitalized and shown as a prepaid item on financial statements delivered to Parent which will instead be expensed). In these regards, current liabilities shall include (i) any Unpaid Transaction Expenses, (ii) any employee-related liabilities aggregating in excess of $50,000 (A) which comprise either any payments made subsequent to the Agreement

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Date and prior to the Closing Date or any obligations which are required to be paid or that become payable on or after the Closing Date, directly or indirectly, to any employee, consultant, or director of the Company as a result of a change of control of the Company as contemplated by this Agreement, or otherwise as a result of the transactions contemplated by this Agreement (including the $260,000 bonus to be paid to Gerome Tseng), or (B) which are in existence at the Closing Date, such as accrued vacation pay, (iii) any and all payment made or to be made by the Company under that certain Repurchase Agreement with Release and Waiver by and between the Company and Kwang H. Liu, dated as of February 25, 2006, (iv) any withholding taxes due but not paid as a result of the amendment or cancellation of the Notes as required in Section 5.14, and (v) any taxes owed by the Taiwan Subsidiary, as determined pursuant to Section 9.15. It is acknowledged that Closing Company Working Capital may be a negative number.

1.17 “Closing Date” has the meaning given in Section 7.1.

1.18 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.19 “Company” has the meaning given in the introductory paragraph.

1.20 “Company Ancillary Agreements” has the meaning given in Section 3.13.1.

1.21 “Company Assets” has the meaning given in Section 3.9.

1.22 “Company Business” means the business of Company as presently conducted.

1.23 “Company Certificates” has the meaning given in Section 7.2.1.

1.24 “Company Common Stock” means the common stock of Company.

1.25 “Company Disclosure Letter” has the meaning given in the introductory paragraph of ARTICLE 3.

1.26 “Company Financial Statements” has the meaning given in Section 3.

1.27 “Company IP Rights” has the meaning given in Section 3.13.1.

1.28 “Company IP Rights Agreement” has the meaning given in Section 3.13.2.

1.29 “Company Liquidation Preference” means the allocation of all amounts payable to holders of Company Common Stock and Company Series A and B Preferred Stock, which is as follows:

(a) The holders of the Company Series B Preferred Stock shall be entitled to receive, prior to and in preference to any distribution to the holders of Company Series A Preferred Stock or Company Common Stock an amount equal to $0.36 for each share of Series B Preferred Stock held by them as of the Effective Time. If the funds available for distribution as a result of the Merger shall be insufficient to permit the payment to the holders of Company Series B Preferred Stock of the full aforesaid preferential amounts, then the entirety of such funds shall be distributed ratably among the holders of the Company Series B Preferred Stock in proportion to their holdings of Company Series B Preferred Stock as of the Effective Time.

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(b) Upon completion of the distributions required by Section (a), the holders of the Company Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of the Company Common Stock an amount equal $0.60 per share for each share of Company Series A Preferred Stock held by them as of the Effective Time. If the funds available for distribution to as a result of the Merger shall be insufficient to permit the payment to the holders of Company Series A Preferred Stock of the full aforesaid preferential amounts, then the entirety of such remaining funds after the distributions required by Section 1.29(a) shall be distributed ratably among the holders of the Company Series A Preferred Stock in proportion to their holdings of Company Series A Preferred Stock as of the Effective Time.

(c) Upon completion of the distributions required by Sections 1.29(a) and (b), all of the remaining amounts available for distribution to shareholders shall be distributed among the holders of Company Stock pro rata based on the number of shares of Company Stock then held by each (treating all shares of Company Common Stock and Company Series A and B Preferred Stock the same for purpose of this 1.29(c)) as of the Effective Time.

1.30 “Company Material Agreements” has the meaning given in Section 3.11.

1.31 “Company Option Holders” has the meaning given in Section 2.3.

1.32 “Company Options” means options to purchase Company Stock issued under the Company Plan.

1.33 “Company Plan “ means the Company’s 2002 Stock Incentive Plan.

1.34 “Company Products” means those analog semiconductor products of the Company which are currently in production or are currently under research and development.

1.35 “Company Series A Preferred Stock” means any share of Series A Preferred Stock of the Company.

1.36 “Company Series B Preferred Stock” means any share of Series B Preferred Stock of the Company.

1.37 “Company Shareholders” means the record holders of issued and outstanding Company Stock immediately prior to the Effective Time.

1.38 “Company Shareholders’ Approval” has the meaning given in Section 5.9.

1.39 “Company Stock” means Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock.

1.40 “Company Stock Equivalents” means all issued and outstanding options, warrants, convertible debt, or any other derivative securities convertible into Company Stock other than Company Options. Company Stock Equivalents excludes Company Series A and B Preferred Stock.

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1.41 “Company-Licensed IP Rights” has the meaning given in Section 3.13.1.

1.42 “Company-Owned IP Rights” has the meaning given in Section 3.13.1.

1.43 “Consideration Allocation Certificate” has the meaning given in Section 2.1.2.

1.44 “Contested Claim” has the meaning given in Section 11.9.1.

1.45 “Continuing Employees” has the meaning given in Section 5.10.

1.46 “Contract” means any legally binding written or oral contract, subcontract, agreement, lease, license, sublease, instrument, mortgage, obligation or other commitment.

1.47 “Cost of Goods Sold” means the Parent’s cost of goods sold from the sale of the Company Products during the Earn-Out Period determined in accordance with GAAP and reported by the Parent in a manner consistent with its SEC reports.

1.48 “Damages” has the meaning given in Section 11.2.1.

1.49 “Delta” means $474,000 less Closing Company Working Capital less $3,834 per day from March 9, 2006, until the Closing Date. It is acknowledged that if Closing Company Working Capital is a negative number, then Delta will be greater than $474,000.

1.50 “Dissenting Shares” has the meaning given in Section 7.3.

1.51 “Earn-Out” means an amount equal to the product of (a) $12,000,000, multiplied by (b) the ratio of Net Revenues to $16,000,000, multiplied by (c) either (i) if Gross Margin Percentage is greater than or equal to 40%, then the ratio of Gross Margin Percentage to 50%; or (ii) if Gross Margin Percentage is less than 40%, then the decimal equivalent to that percentage equal to the difference between four (4) times the Gross Margin Percentage less 80%; provided, however, the Earn-Out shall be zero either if the Net Revenues are less than $6,000,000 or if Gross Margin Percentage is less than 20%. The calculation of Earn-Out pursuant to this Section is illustrated on Schedule 1.51.

1.52 “Earn-Out Period” means the first eighteen (18) full calendar months after the Closing Date.

1.53 “Effective Time” means the date and time on which the Merger first becomes legally effective under the laws of the State of California as a result of the filing with the California Secretary of State of the Agreement of Merger and any required related certificates pursuant to, and in conformity with, the requirements of Section 1103 of the California Law.

1.54 “Employee Plans” has the meaning given in Section 3.16.

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1.55 “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), excluding Permitted Encumbrances.

1.56 “Environmental Law” has the meaning given in Section 3.21.2.

1.57 “Environmental Permits” has the meaning given in Section 3.21.1.

1.58 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.59 “Excess Transaction Expenses” has the meaning given in Section 12.7.

1.60 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.61 “Exchange Agent” has the meaning given in Section 7.2.1.

1.62 “GAAP” means accounting principles generally accepted in the United States.

1.63 “Governmental Authority” means any court, administrative agency, commission or other governmental authority.

1.64 “Governmental Permits” has the meaning given in Section 3.14.3.

1.65 “Gross Margin Percentage” means the percentage equivalent of that decimal which is the quotient of (i) the difference between Net Revenues and Cost of Goods Sold divided by (ii) the Net Revenues.

1.66 “Holdback Cash” means that amount of cash equal to 15% of the Merger Consideration.

1.67 “Holdback Release Date” has the meaning given in Section 2.3.

1.68 “HSR Act” has the meaning given in Section 5.3.

1.69 “Indemnifying Party” has the meaning given in Section 11.7.1.

1.70 “Information Statement” has the meaning given in Section 5.9.

1.71 “Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, and

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Trade Secrets. “Trade Secrets” may include know how, customer lists, supplier lists, proprietary processes and formulae, software source code, algorithms, net lists, architectures, structures, photographs, images, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records.

1.72 “Internal Controls” has the meaning given in Section 3.14.6.

1.73 “Inventory” means all inventory of the Company’s products and all raw materials, work in process and finished goods used, held for use or intended to be used in the Company’s business, wherever located and whether held by the Company or third parties.

1.74 “Irrevocable Proxies” has the meaning given in Section 3.23.

1.75 “Knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter of (a) an individual, if used in reference to an individual, or (b) any officer or director of such party or its Subsidiary, if used in reference to the Company or any Person that is not an individual. Any such individual officer or director will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if such knowledge would reasonably have been expected to be obtained by such Person in his or her capacity as an officer or director of the Company or its Subsidiary.

1.76 “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

1.77 “Material Adverse Change” or “Material Adverse Effect” when used with reference to any entity or group of related entities, means any event, change, violation or effect that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), properties, employees, assets (including intangible assets), prospects, operations or results of operations of such entity and its Subsidiaries, taken as a whole with its Subsidiaries; provided, however, that in no event shall (i) a change in the price of the publicly traded stock of Parent, or (ii) changes in general economic conditions or changes affecting the industry generally in which Parent or Company operates, (iii) any adverse change or effect resulting from compliance by the Company with the terms of this Agreement, or (iv) the announcement of the Merger constitute, in and of itself, a Material Adverse Change or Material Adverse Effect in Parent or Company, as the case may be.

1.78 “Material of Environmental Concern” has the meaning given in Section 3.21.2.

1.79 “Merger” has the meaning given in Recital A.

1.80 “Merger Consideration” means an amount equal to the difference of (a) the Base Consideration, and (b) the Delta, to the extent that the Delta is greater than zero. To the extent the Delta is less than or equal to zero, Merger Consideration means an amount equal to the Base Consideration.

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1.81 “Net Revenues” means the Parent’s net revenues during the Earn-Out Period from the sale of the Company Products determined in accordance with GAAP and reported by the Parent in a manner consistent with its SEC reports.

1.82 “Non-Competition Agreement” has the meaning given in Section 5.11.

1.83 “Non-Disclosure Agreement” has the meaning given in Section 12.16.

1.84 “Non-Prevailing Party” has the meaning given in Section 11.9.2.

1.85 “Notes” shall mean (a) the promissory note in the principal amount of $284,400 issued by Gerome Tseng to the Company as of July 1, 2004, and amended from a full recourse note to a non-recourse note as of July 28, 2005, and (b) the promissory note in the principal amount of $15,000 issued by Sorin Negru to the Company as of March 15, 2005, and amended from a full recourse note to a non-recourse note as of July 28, 2005.

1.86 “Notice of Claim” has the meaning given in Section 11.6.

1.87 “Parent” has the meaning given in the introductory paragraph.

1.88 “Parent Ancillary Agreements” has the meaning given in Section 4.2.1.

1.89 “Parent Common Stock” means the common stock of the Parent.

1.90 “Parent Disclosure Letter” has the meaning given in the introductory paragraph of ARTICLE 4.

1.91 “Parent Indemnified Person(s)” has the meaning given in Section 11.2.1.

1.92 “Payment Rights” has the meaning given in Section 2.1.2.

1.93 “Permitted Encumbrance” shall mean (a) liens for taxes and assessments or governmental charge or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, landlords, carriers’, warehousemen’s, mechanics’, laborers’ and materialmen’s and similar liens, if the obligations secured by such liens are not then delinquent or are being contested in good faith by appropriate proceedings and such liens are accounted for in the Company Financial Statements; (c) liens held by equipment lessors or lenders on leased or financed equipment which are accounted for in the Company Financial Statements; and (d) restrictions on transfer imposed by federal and state securities laws.

1.94 “Person” means any individual, corporation (including any not-for-profit corporation), partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

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1.95 “Principal Shareholder(s)” shall mean Gerome Tseng, Sorin Negru, Chao Chi Tseng, Chen Yang, Harbinger (BVI) Venture Capital Corp., Paradigm Venture Capital Corporation, Paradigm I Venture Capital Company, Paradigm III Venture Capital Corporation and Win Wah Ltd.

1.96 “Pro Rata Share” has the meaning given in Section 2.3.

1.97 “Receivables” shall mean accounts and notes receivable, checks, negotiable instruments and chattel papers.

1.98 “Redistributed Bonus” means the portion of the Bonus forfeited by one or more employees identified on Schedule 1.10, as a result of such employees’ ineligibility to receive part or all of his or her Bonus for any reason whatsoever.

1.99 “Regulations” means the Treasury Regulations.

1.100 “Release Date” has the meaning given in Section 11.1.

1.101 “Representative” has the meaning given in Section 11.5.

1.102 “Representative Expenses” has the meaning given in Section 11.5.

1.103 “SEC” means the Securities and Exchange Commission.

1.104 “Securities Act” means the Securities Act of 1933, as amended.

1.105 “Shareholder Approval” has the meaning given in Section 8.6.

1.106 “Sub” has the meaning given in the introductory paragraph.

1.107 “Sub Ancillary Agreements” has the meaning given in Section 4.2.1.

1.108 “Subsidiary” of a specified entity means any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

1.109 “Surviving Corporation” has the meaning given in Section 2.4.

1.110 “Taiwan Subsidiary” shall mean Arques Technology Taiwan, Inc.

1.111 “Terminating Party” has the meaning given in Section 10.3.

1.112 “Termination Date” means April 3, 2006.

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1.113 “Third Party Claim” has the meaning given in Section 11.7.1.

1.114 “Total Merger Consideration” means the Merger Consideration plus eighty percent (80%) of the Earn-Out, if any.

1.115 “Transaction Expenses” has the meaning given in Section 12.7

1.116 “Uncertificated Shares” means uncertificated shares of Company Stock issuable upon the exercise of any Company Options or Company Warrants between the Agreement Date and the Effective Time.

1.117 “Unpaid Transaction Expenses” means the aggregate incurred but unpaid Transaction Expenses of Company as of immediately prior to the Closing.

1.118 “Voting Agreement” has the meaning given in Section 3.23.

ARTICLE 2

THE MERGER

2.1 Effect of Merger on Capital Stock.

2.1.1 Conversion of Sub Stock. At the Effective Time, each share of Sub common stock that is issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of shares of Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

2.1.2 Effect on Company Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, all shares of Company Stock held by a Company Shareholder that are issued and outstanding immediately prior to the Effective Time will collectively, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive payment (the “Payment Rights”) of the Total Merger Consideration, which payments shall be distributed among the Company Shareholders per the Company Liquidation Preference at the times provided in this Agreement as set forth below and as more fully set forth on a consideration allocation certificate to be delivered by the Company at Closing (the “Consideration Allocation Certificate”), subject to the provisions of ARTICLE 11, including Section 2.1.3 (regarding rights of holders of Dissenting Shares) and Sections 2.3 and 11.11 (regarding the deferred payment of the Holdback Cash) and Section 11.12 (regarding the deferred payment of the Earn-Out).

The Company, and on its behalf Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Stock such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign tax law or under any other applicable legal requirement. Any such deducted or withheld amounts shall be paid to the appropriate Governmental Authority on behalf of the holder or former holder.

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To the extent such amounts are properly deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.1.3 Dissenting Shares. As more fully set forth in Section 7.3, holders of shares of Company Stock who have complied with all requirements for perfecting shareholders’ rights of appraisal, as set forth in Section 1300 of the California Law, shall be entitled to their rights under the California Law with respect to such shares.

2.1.4 Lost Stock Certificate. In the event any certificate representing shares of the Company Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, Parent shall deliver in exchange for such lost, stolen or destroyed certificate the Common Stock Per Share Merger Consideration in exchange therefor pursuant to the provisions of Section 2.1 (subject to the provisions of Section 2.3). Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to provide to Parent an indemnity agreement to cover any claim that may be made against Parent with respect to the certificate alleged to have been lost, stolen or destroyed.

2.2 Company Options and Company Stock Equivalents. No Company Options or Company Stock Equivalents shall be assumed by Parent. Each Company Option outstanding at the Effective Time shall be terminated without payment of any consideration by the Company or the Parent. At the Effective Time, the Company agrees to (x) effect the termination of all Company Options outstanding immediately prior to the Effective Time, and (y) effect the termination of the Company Plan. Prior to the Effective Time, the Company agrees to give notice to the holders of Company Options as to the termination of the Company Options in accordance with this Section 2.2. Prior to the Effective Time, if requested by Parent, the Company will obtain any specified consents from holders of Company Options and make any amendments to the terms of the Company Plan that are necessary to give effect to the transactions contemplated by this Section 2.3. Company has represented that there are no outstanding Company Common Stock Equivalents; to the extent any nonetheless exist, they shall terminate as of the Effective Time.

2.3 Holdback. At the Effective Time, Parent shall defer payment of the Holdback Cash from the Merger Consideration payable to Company Shareholders in respect of their Company Stock pursuant to Section 2.1.2 by retaining 15% of the amount of Merger Consideration each Company Shareholder would have received had there been no Holdback (such amount is referred to with respect to each such Company Shareholder as its “Pro Rata Share”)) as a source for the indemnification obligations for Damages under ARTICLE 11. The Holdback Cash shall be held by the Parent, subject to the terms and conditions (including indemnification obligations) of ARTICLE 11, until it is distributed pursuant to Section 11.11 after the one year anniversary of the Closing Date (the “Holdback Release Date”).

2.4 Effects of the Merger. At and upon the Effective Time:

(a) the separate existence of Sub will cease and Sub will be merged with and into Company, and Company will be the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”) pursuant to the terms of this Agreement and the Agreement of Merger;

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(b) the Articles of Incorporation of the Surviving Corporation will be amended in their entirety to read as set forth in the Agreement of Merger filed with the California Secretary of State;

(c) the Bylaws of Sub will continue unchanged and be the Bylaws of the Surviving Corporation immediately after the Effective Time;

(d) each share of Company Stock that is outstanding immediately prior to the Effective Time will be cancelled and converted into the Payment Rights as provided in this ARTICLE 2;

(e) each Company Option that is outstanding immediately prior to the Effective Time shall have been cancelled as provided in this ARTICLE 2 as shall any Company Stock Equivalent that exists despite the Company’s representation and warranty to the contrary;

(f) each share of Sub common stock that is outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation as provided in Section 2.1.1;

(g) the officers of the Surviving Corporation immediately after the Effective Time will be those individuals who were the officers of Sub immediately prior to the Effective Time, and each such individual shall, immediately after the Effective Time, hold the same office or offices of the Surviving Corporation as the office or offices that such individual held with Sub immediately prior to the Effective Time;

(h) the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time will be the members of the Board of Directors of Sub immediately prior to the Effective Time; and

(i) the Merger will, from and after the Effective Time, have all of the effects provided by California Law.

2.5 Earn-Out and Bonus. No later than thirty (30) days following the Earn-Out Period, Parent shall provide to the Representative either (i) a statement that describes in reasonable detail the amount of the Earn-Out and appropriate supporting documentation regarding the calculation of the Earn-Out or (ii) a statement that the Earn-Out is zero and appropriate supporting documentation regarding the failure to achieve the Earn-Out. The statement shall be treated in the same manner as a Notice of Claim under Section 11.9. Parent will cooperate in good faith with the Representative to answer any question Representative has concerning the Earn-Out statement and to provide Representative with reasonably requested information needed by Representative to help determine the amount of the Earn-Out. It is understood and agreed that Parent shall determine at its sole discretion the financial, personnel, and other resources to devote to the development, manufacture, and sale of the Company Products and whether to accept or reject orders for the Company Products from customers. During the Earn-Out Period, the Parent will provide quarterly reports of the Net Revenues, including the Gross Margin Percentage for each product line, to the Representative.

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The Earn-Out shall be subject to the indemnification obligations for Damages under ARTICLE 11. Eighty percent (80%) of the Earn-Out and fifty percent (50%) of the Redistributed Bonus, if any, shall be allocated to the Company Shareholders and twenty percent (20%) of the Earn-Out less fifty percent (50%) of the Redistributed Bonus (representing the portion to be distributed to the Company Shareholders) shall be allocated in the percentages listed on Schedule 1.10 to the employees of the Company identified on Schedule 1.10 as a contingent bonus (the “Bonus”) pursuant to the terms and conditions of a Bonus Grant Letter among each such employee, the Company and the Parent. Within ten (10) business days of Representative’s acceptance or deemed acceptance of the Earn-Out calculation, Parent will distribute the Earn-Out less appropriate set-off and holdback deductions pursuant to Section 11.2.

2.6 Tax Consequences. Parent makes no representations, warranties or covenants to Company or to any Company Shareholder or other holder of Company securities regarding the tax treatment of the Merger, or any of the tax consequences to Company or to any Company Shareholder or other holder of Company securities of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby, and Company and the Company Shareholders acknowledge that Company and the Company Shareholders are relying solely on their own tax advisors in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement.

2.7 Further Assurances. If, at any time before or after the Effective Time, Parent or, at any time before the Effective Time, the Company believe or are advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Company, Parent, the Surviving Corporation and their respective officers and directors will execute and deliver all such proper instruments, deeds, assignments and assurances and do all other things necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company hereby represents and warrants to Parent that, except as set forth in the letter addressed to Parent from Company and dated as of the Agreement Date (including all schedules thereto) which has been delivered by Company to Parent concurrently herewith (the “Company Disclosure Letter”), each of the representations, warranties and statements contained in the following sections of this ARTICLE 3 is true and correct as of the Agreement Date. For all purposes of this Agreement, the statements contained in the Company Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by Company under ARTICLE 3 of this Agreement.

3.1 Organization and Good Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Company has the

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corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as currently proposed to be conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Material Adverse Effect on Company. Company has delivered to Parent true and complete copies of its currently effective Articles of Incorporation and Bylaws, each as amended to date. Company is not in violation of its Articles of Incorporation or Bylaws.

3.2 Subsidiaries. Other than its wholly-owned Taiwan Subsidiary, Company has no Subsidiaries or any equity or ownership interest, whether direct or indirect, in, or loans to, any corporation, partnership, limited liability company, joint venture or other business entity. Company is not obligated to make, nor bound by any agreement or obligation to make, any investment in or capital contribution in or on behalf of any other entity. Company owns all of outstanding equity in its Taiwan Subsidiary and no person has any right or option to acquire any equity of such Subsidiary. Company has delivered to Parent true and complete copies of its Taiwan Subsidiary’s currently effective charter documents, each as amended to date, which such Subsidiary is not in violation of. Taiwan Subsidiary has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as currently proposed to be conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Material Adverse Effect on Company. For purposes of this ARTICLE 3, except for Sections 3.4, 3.8, 3.22, and 3.26-3.28, the “Company” shall include the Company, the Taiwan Subsidiary, and any other Subsidiary of the Company.

3.3 Power, Authorization and Validity.

3.3.1 Power and Authority. Company has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements and documents to which Company is or will be a party that are required to be executed pursuant to this Agreement (the “Company Ancillary Agreements”). The execution, delivery and performance of this Agreement and the Company Ancillary Agreements have been duly and validly approved and authorized by Company.

3.3.2 No Consents. No consent, approval, permit, order or authorization from, or registration, declaration or filing with, any Governmental Authority or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Company to enable Company to lawfully execute and deliver, enter into, and to perform its obligations under, this Agreement or the Company Ancillary Agreements, and for Company to consummate the Merger, except for (a) the Shareholder Approval and (b) the filing of the Agreement of Merger with the California Secretary of State.

3.3.3 Enforceability. This Agreement has been duly executed and delivered by Company. This Agreement and the Company Ancillary Agreements are, or when executed by Company will be, valid and binding obligations of Company enforceable against Company in accordance with their respective terms, subject only to the effect now or hereafter, if any, of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

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3.4 Capitalization of Company.

3.4.1 Outstanding Securities. The authorized capital stock of Company consists entirely of: (a) 69,375,000 shares of Company Common Stock, of which, as of the Agreement Date, a total of 5,825,000 shares are issued and outstanding, and (b) 45,000,000 shares of Preferred Stock, of which (i) 20,000,000 shares are designated Company Series A Preferred Stock and all of which , as of the Agreement Date, are issued and outstanding, and (ii) 25,000,000 shares are designated Company Series B Preferred Stock and, as of the Agreement Date, all of which are issued and outstanding. The numbers of issued and outstanding shares of Company Stock held by each of the Company Shareholders as of the Agreement Date are set in Schedule 3.4.1 of the Company Disclosure Letter. Except as expressly set forth in Schedule 3.4.1 of the Company Disclosure Letter, as of the Agreement Date, no shares of Company Stock are issued or outstanding. An aggregate of 15,900,000 shares of Company Common Stock are reserved and authorized for issuance pursuant to the Company Plan. Except as expressly set forth in Schedule 3.4.1 of the Company Disclosure Letter, other than 8,209,000 shares of Company Common Stock that are reserved and authorized for issuance pursuant to outstanding Company Options under the Company Plan, there are no Company Stock Equivalents outstanding. Schedule 3.4.1 of the Company Disclosure Letter lists for each Person who, as of the Agreement Date, holds Company Options, the name of the holder of each such Company Option, the exercise price for each such Company Option and the number of shares of Company Common Stock covered by each such Company Option. True and complete copies of the standard option agreement under the Company Plan and each agreement for each Company Option that does not conform to the standard option agreement under the Company Plan have been delivered by Company to Parent. No Company Options have been granted or are outstanding except under and pursuant to the Company Plan.

3.4.2 Valid Issuance. Except as expressly contemplated by this Agreement, as of the Closing Date, there will have been no change in the authorized or outstanding capital stock of Company as represented in Section 3.4.1 above. All issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any preemptive right, right of first refusal, right of first offer or right of rescission, and have been offered, issued, sold and delivered by Company in compliance with (a) all registration or qualification requirements (or applicable exemptions therefrom) of all applicable securities laws (both state and federal) and other applicable Legal Requirements and (b) all requirements set forth in applicable agreements or instruments.

3.4.3 No Other Options, Warrants or Rights. Other than (i) as set forth in Section 3.4.1 above, and (ii) securities of Company that may be issued as contemplated or permitted by this Agreement, there are no options, warrants, convertible securities or other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares of Company’s authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of Company’s capital stock or obligating Company to grant, issue, extend or enter into any such option, warrant, convertible

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security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement to obtain any shares of Company’s capital stock, and there is no liability for dividends accrued but unpaid.

3.4.4 No Voting Arrangements or Registration Rights. Except as contemplated by this Agreement, there are no voting agreements, voting trusts or proxies applicable to any of Company’s outstanding capital stock, Company Options or Company Warrants or to the conversion of any shares of Company’s capital stock in the Merger pursuant to any agreement or obligation to which Company is a party or, to the Company’s Knowledge, any Principal Shareholder is a party or, to the Company’s Knowledge, pursuant to any other agreement or obligation. Company is not under any obligation to register under the Securities Act any of its presently outstanding shares of stock or other securities or any stock or other securities that may be subsequently issued.

3.5 No Conflict. Neither the execution and delivery of this Agreement nor any of the Company Ancillary Agreements by Company, nor the consummation of the Merger or any of the other transactions contemplated hereby or thereby, will (a) conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under, (i) any provision of the Articles of Incorporation or Bylaws of Company, as currently in effect, (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Company or any of its material assets or properties, (iii) any Company Material Agreements, other than any such conflict, termination, breach, impairment, violation or default that would not materially adversely affect the ability of the Company to consummate the transaction contemplated hereby and which would not otherwise have a Material Adverse Effect of the Company; or (b) require the consent, approval, assignment, notice, release, waiver, authorization or other certificate of any third party to ensure that, following the Effective Time, any Company Material Agreement to which Company is a party or by which Company or any of its assets or properties are bound or affected continues to be in full force and effect without any breach or violation thereof. Neither Company’s entering into this Agreement, nor the consummation of the Merger or any other transaction contemplated by this Agreement or any Company Ancillary Agreement, will give rise to, or trigger the application of, any rights of any third party that would come into effect upon the consummation of the Merger.

3.6 Litigation. There is no action, suit, arbitration, mediation, proceeding, claim or, to Company’s Knowledge, investigation pending against Company (or against any officer, director, employee or agent of Company in their capacity as such or relating to their employment, services or relationship with Company) before any court, Governmental Authority or arbitrator, nor, to Company’s Knowledge, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any court, Governmental Authority or arbitrator outstanding against Company. To Company’s Knowledge, there is no basis for any Person to assert a claim against Company based upon: (a) Company’s entering into this Agreement, any Company Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement; (b) any confidentiality or similar agreement entered into by Company; (c) any claim that Company or any Principal Shareholder has agreed to sell or dispose of all or any substantial portion of its assets or business or shares of Company Stock to any party

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other than Parent, whether by way of merger, consolidation, sale or assets or otherwise; (d) any wrongful failure by Company to issue any of its stock or other securities to any party; (e) any rights under any agreement among Company and the Company Shareholders; or (f) a claim of ownership of, or options, warrants or other rights to acquire ownership of, any shares of the capital stock of Company or any rights as a Company Shareholder, including any option, warrant or preemptive rights or rights to notice or to vote.

3.7 Taxes.

3.7.1 Company has timely filed all federal, state, local and foreign tax and information returns and reports required by applicable law to be filed by it prior to the Effective Time, has timely paid all taxes required to be paid by it as shown on such returns, except to the extent that an accrual or reserve for such taxes has been reflected on the Company Financial Statements, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by its most recent applicable tax returns (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Company Financial Statements and in any more recent balance sheet of Company provided by Company to Parent on or before the Agreement Date), has made all required estimated tax payments and, as of the Balance Sheet Date, has no liability for taxes in excess of the amount so paid or accruals or reserves so established. All such returns and reports are true, correct and complete in all respects, and Company has provided Parent with true and correct copies of all federal and state income or franchise tax returns for the Company for all periods since inception as well as any other returns and reports that have been requested by Parent. Company is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed against Company. Company has not received any notification from the Internal Revenue Service or any other taxing authority regarding any potential assessments that: (a) are currently pending before the Internal Revenue Service or any other taxing authority (including, but not limited to, any sales or use tax authority) regarding Company taxes, or (b) have been raised by the Internal Revenue Service or other taxing authority and not yet finally resolved. No tax return of Company is under audit by the Internal Revenue Service or any other taxing authority, and any such past audits (if any) have been completed and fully resolved and all taxes determined by such audit to be due from Company have been paid in full to the applicable taxing authorities. No tax liens are currently in effect against any assets of Company other than liens which arise by operation of law for taxes not yet due and payable. There is not in effect any waiver by Company of any statute of limitations with respect to any taxes or agreement to any extension of time for filing any tax return which has not been filed, and Company has not consented to extend to a date later than the Agreement Date the period in which any tax may be assessed or collected by any taxing authority. Company is not a “personal holding company” within the meaning of Section 542 of the Code. Company has withheld all taxes, including, but not limited to, federal and state income taxes, FICA, Medicare, FUTA and other taxes, required to be withheld, and paid such withheld amounts to the appropriate taxing authority within the time prescribed by law. Since its inception, Company has not been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, and in Section 1.897 2(b) of the Regulations, and Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under Section 1.897 2(h) of the Regulations. Company neither is a party to nor has any obligation under any tax sharing, tax indemnity or tax allocation agreement or arrangement. Company has

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never been involved in a distribution, either as a distributing corporation or a controlled corporation, in a transaction qualifying, or intended to be qualified, under Section 355 of the Code. Company has never been a member of an affiliated group filing consolidated returns. Company has not engaged in any transaction constituting a “reportable transaction” under Treas. Reg. § 1.6011-4(b).

3.7.2 Company is not obligated to make any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), nor will any excess parachute payment be deemed to have occurred as a result of or arising out of the Merger or any transaction covered by this Agreement to the extent Section 280G of the Code is applicable to Company.

3.7.3 For the purposes of this Section 3.7, the terms “tax” and “taxes” include all federal, state, local and foreign income, alternative or add on minimum income, gains, franchise, excise, property, property transfer, sales, use, employment, license, payroll, services, ad valorem, documentary, stamp, withholding, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to any such taxes, any estimated tax, interest, fines, penalties or additions to tax and interest on such fines, penalties or additions to tax. The term “returns” shall include all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

3.8 Financial Statements. The Company has delivered to Parent its audited consolidated financial statements (balance sheet, statement of operations, Company Shareholders’ equity and cash flows, together with the auditors’ reports thereon) at December 31, 2005 and 2004, and for the fiscal years then ended and unaudited financial statements as of the end of each of its prior fiscal years and as of January 31, 2006 and for the fiscal years and one month period then ended, respectively (the “Company Financial Statements”). The Company Financial Statements are in accordance with the books and records of the Company and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis, except that the unaudited Company Financial Statements do not contain statements of Shareholders’ equity or footnote disclosures. The Company Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. Except as set forth in the balance sheet at January 31, 2006 (“Balance Sheet Date”), the Company has no material liabilities, contingent or otherwise, of a nature required to be disclosed on a balance sheet or the notes thereto prepared in accordance with GAAP, other than (a) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected on the Company Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. All reserves (including, without limitation, all inventory-related and accounts receivable-related reserves) set forth on the Company Financial Statements and included in the Company Financial Statements are or were, as applicable, reasonable and appropriate for the purposes for which they were established. The Company has disclosed to Parent all material facts, assumptions, and policies relating to the preparation of the Company Financial Statements. Except as disclosed in the Company Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other Person.

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3.9 Title to Properties. Company has good and marketable title to, or a valid leasehold interest in, all of the assets and properties used in Company’s business, free and clear of all Encumbrances, other than liens for current taxes that are not yet due and payable and except for liens which in the aggregate do not secure more than $25,000 in liabilities. All machinery, vehicles, equipment and other tangible personal property owned or leased by Company or used in its business are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Company is a party are fully effective and afford Company peaceful and undisturbed leasehold possession of the real or personal property that is the subject of the lease. To the Company’s knowledge, Company is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has Company received any notice of violation of law with which it has not complied where such violation could reasonably be expected to have a Material Adverse Effect. Company does not own any real property. Schedule 3.9 of the Company Disclosure Letter sets forth a complete and accurate list and a brief description of all personal property owned or leased by Company with an individual value of $25,000 or greater.

All Company assets not subject to Encumbrances (the “Company Assets”), collectively constitute, as of the date hereof, all properties, rights, interests and other tangible assets sufficient to enable Parent to design, develop, manufacture, distribute, market, and sell the products included in the Company Assets in the same manner in which the Company designed, developed, manufactured, distributed and sold similar products immediately prior to the date hereof.

3.10 Absence of Certain Changes. Since the Balance Sheet Date through the Agreement Date, Company has operated its business in the ordinary course, consistent with its past practice, and there has not been with respect to Company any:

(a) Material Adverse Change;

(b) amendment or change in the Articles of Incorporation or Bylaws;

(c) incurrence, creation or assumption by Company of (i) any Encumbrance on any of the material assets or properties of Company, (ii) any obligation or liability or any indebtedness for borrowed money, other than in the ordinary course of business, or (iii) any contingent liability as a guarantor or surety with respect to the obligations of others;

(d) grant or issuance of any options, warrants or other rights to acquire from Company, directly or indirectly, except as described in Section 3.4.2, or any offer, issuance or sale by Company of, any debt or equity securities of Company;

(e) acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of Company’s capital stock, or any acceleration or release of any right to repurchase shares of Company’s capital stock upon any shareholder’s termination of employment or services with Company or pursuant to any right of first refusal;

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(f) payment or discharge by Company of any liability of Company or Encumbrance on any asset or property of Company in an amount in excess of $25,000 for any liability or Encumbrance;

(g) purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets, properties or goodwill of Company outside of the ordinary course of business;

(h) damage, destruction or loss of any material property or asset of Company, whether or not covered by insurance;

(i) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Company, or any split, combination or recapitalization of the capital stock of Company or any direct or indirect redemption, purchase or other acquisition of any capital stock of Company or any change in any rights, preferences, privileges or restrictions of any outstanding security of Company, other than repurchases of Company Common Stock from former employees, officers, directors, consultants or other Persons who performed services for the Company or any subsidiary, in connection with the cessation of such employment or service, at the original purchase price;

(j) change or increase in the compensation, including severance compensation, payable or to become payable to any of the officers, directors, employees or consultants of Company or in any bonus or pension, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, directors, employees or agents;

(k) change in employment position with respect to the management or other key personnel of Company;

(l) obligation or liability incurred by Company to any of its officers, directors or shareholders, except for compensation, benefits and expense allowances payable to Company employee officers and directors in the ordinary course of Company’s business, consistent with its past practice;

(m) making by Company of any loan, advance or capital contribution to, or any investment in, any officer, director or shareholder of Company or any firm or business enterprise in which any such Person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(n) entering into, amendment of, relinquishment, termination or non renewal by Company of any Company Material Agreement, in each case, other than pursuant to the terms of such Company Material Agreement;

(o) any written or, to the Company’s Knowledge, oral indication or assertion by a party to a Company Material Agreement of any material problems with Company’s services or performance under such Company Material Agreement;

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(p) assertion by any customer of Company of any complaint regarding Company’s services or products;

(q) agreement made by Company to provide exclusive services to any Person or not to engage in any type of business activity;

(r) material change in the manner in which Company extends discounts, credits or warranties to customers or otherwise deals with its customers;

(s) entering into by Company of any transaction, contract or agreement that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on the part of Company that involves in excess of $25,000 or that is not entered into in the ordinary course of Company’s business, consistent with its past practice, or the conduct of any business or operations other than in the ordinary course of Company’s business, consistent with its past practice;

(t) license, transfer or grant by Company of a right under any Company IP Rights, other than implied licenses arising out of the sale of products by Company in the ordinary course of business; or

(u) material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any material revaluation by Company of any of its material assets.

3.11 Contracts and Commitments/Licenses and Permits. Schedule 3.11 of the Company Disclosure Letter sets forth a list, as of the Agreement Date, of each of the following Contracts to which Company is a party or to which Company or any of its assets or properties is bound:

(a) any Contract providing for payments (whether fixed, contingent or otherwise) by or to Company in an aggregate amount of $25,000 or more, excluding any employment or consulting agreements;

(b) any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), semiconductor design or device, technology or intellectual property for (or for the benefit or use of) Company, or providing for the purchase or license of any software, content (including textual content and visual, photographic or graphics content), semiconductor design or device, technology or intellectual property to (or for the benefit or use of) Company, which software, content, semiconductor design or device, technology or intellectual property is in any manner used or incorporated (or is contemplated by Company to be used or incorporated) in connection with any aspect or element of any product, service or technology of Company (other than software generally available to the public at a per copy license fee of less than $500 per copy);

(c) any joint venture or partnership Contract which has involved, or is reasonably expected to involve, a sharing of profits, expenses or losses with any other party;

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(d) any Contract for or relating to the employment of any officer, employee or consultant of Company or any other type of Contract with any officer, employee or consultant of Company that is not terminable upon notice by Company without cost or other liability, except for amounts earned prior to the time of termination or other standard benefits;

(e) any Contract involving an indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

(f) any lease or other agreement under which Company is lessee of or holds or operates any items of tangible personal property or real property owned by any third party;

(g) any lease or other Contract under which the Company holds or operates any items of tangible personal property involving payments under such Contract in an aggregate amount of $25,000 or more;

(h) any Contract that restricts Company from engaging in any aspect of its business, from participating or competing in any line of business or market, from freely setting prices for Company’s products, services or technologies (including, but not limited to, most favored customer pricing provisions), from engaging in any business in any market or geographic area, or from soliciting potential employees, consultants, contractors or other suppliers or customers;

(i) any Contract governing any Company IP Right, other than object code licenses of commercial off the shelf computer software under shrink wrap or other non negotiated agreements having a cost of less than $500 per seat;

(j) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of Company or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor;

(k) any Contract with any labor union;

(l) any Contract under which the Company has borrowed funds from, or lent funds to, any employee, officer or director of the Company, other than for reimbursable business expenses in the ordinary course; and

(m) any Governmental Permit.

A true and complete copy of each Contract outstanding as of the Agreement Date required by these subsections (a) through (l) of this Section 3.11 to be listed on Schedule 3.11 of the Company Disclosure Letter (such Contracts, together with the Governmental Permits, being herein collectively referred to as the “Company Material Agreements”) and a copy of each Governmental Permit outstanding as of the Agreement Date and required by subSection (m) of this Section 3.11 to be listed on Schedule 3.11 of the Company Disclosure Letter have been delivered to Parent’s legal counsel.

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3.12 No Default; No Restrictions.

(a) Company is not, nor to Company’s Knowledge is any other party, in material breach or default under any Company Material Agreement. No event has occurred, and no circumstance or condition exists (including the execution and delivery of this Agreement and the consummation of the Merger or any of the transactions contemplated hereby), that (with or without notice or lapse of time, or both) could reasonably be expected to, (a) result in a violation or breach by Company, or to Company’s Knowledge, by any other party, of any of the material provisions of any Company Material Agreement, or (b) give any third party (i) the right to declare a material breach under any Company Material Agreement, (ii) the right to a material refund, rebate, chargeback or penalty under any Company Material Agreement, (iii) the right to accelerate the maturity or performance of any material obligation of Company under any Company Material Agreement, or (iv) the right to cancel, terminate or modify any material provision of any Company Material Agreement. As of the Agreement Date, Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Material Agreement. Company has no material liability for renegotiation of government contracts or subcontracts, if any;

(b) Company is not a party to, and no asset or property of Company is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits, or purports to restrict or prohibit, Company or, following the Effective Time, the Surviving Corporation or Parent, from freely engaging in any business now conducted or contemplated by Company or from competing anywhere in the world (including any contracts, covenants or agreements restricting the geographic area in which Company may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that Company may address in operating its business or restricting the prices which Company may charge for its products, technology or services), or includes any grants by Company of exclusive rights or licenses.

3.13 Intellectual Property.

3.13.1 Company (a) exclusively owns and has independently developed free and clear of any Encumbrances, or (b) has the valid right or license to all Intellectual Property used in the conduct of the Company Business (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”). Such Company IP Rights include all rights necessary for such conduct of the Company Business. As used in this Section 3.13, “Company Owned IP Rights” means Company IP Rights which are owned by Company; and “Company Licensed IP Rights” means Company IP Rights which are not Company Owned IP Rights.

3.13.2 Neither the execution, delivery and performance of this Agreement, the Agreement of Merger, or the consummation of the Merger and the other transactions contemplated by this Agreement and/or by Company Ancillary Agreements will, in accordance with their terms: (a) constitute a material breach of or default under any instrument, contract, license or other agreement governing any Company IP Right to which Company is a party

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(collectively, the “Company IP Rights Agreements”); (b) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; (c) cause the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other Person, or (d) materially impair the right of Company or the Surviving Corporation to use, possess, sell or license any Company IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by Company to any third Person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license in, sale, marketing, advertising or disposition of any Company IP Rights by Company to the extent necessary for the conduct of the Company Business and none will become payable as a result of the consummation of the transactions contemplated by this Agreement, in and of themselves.

3.13.3 Neither the use, development, manufacture, marketing, license, sale, furnishing or intended use of any product or service currently licensed, utilized, sold, provided or furnished by Company or currently under development by Company (including the Company Products) violates any license or agreement between Company and any third party or infringes or misappropriates any Intellectual Property Right of any other party. There is no pending or threatened, claim or litigation contesting the validity, ownership or right of Company to exercise any Company IP Right nor, to the Knowledge of Company, is there any legitimate basis for any such claim, nor has Company received any notice asserting that any Company IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the Knowledge of Company, is there any legitimate basis for any such assertion; provided, however, the warranties and representations contained in this Section 3.13.3 shall be limited so that: (i) no such warranty or representation shall be deemed made as to the infringement of any “unpublished” pending patent application or disclosure of any other party that is not issued as a patent and has not been published on or before the Agreement Date; and (ii) in the case of any warranty or representation regarding the infringement of a patent owned or otherwise controlled by any other party with respect to any product currently under development by Company (which products under development shall be deemed to include those portions of existing Company products that are newly added after the Agreement Date in subsequent versions or models of such existing products introduced after the Agreement Date), such warranties and representations shall be limited to Company’s Knowledge of such infringement.

Schedule 3.13.3 of the Company Disclosure Letter accurately identifies (and the Company has provided to the Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company since January 1, 2001 regarding any actual or alleged infringement of any Company IP Rights.

3.13.4 To the Company’s Knowledge, no current or former employee, consultant or independent contractor of Company: (a) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non disclosure agreement, noncompetition agreement or any other contract or agreement with any other party by virtue of such employee’s, consultant’s, or independent contractor’s being employed by, or performing services for, Company or using trade secrets or proprietary information of others without permission; (b) is party to any contract with any prior employer or other party that prohibits or otherwise restricts such employee in any material respect from

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performing his current employment duties at the Company, or (c) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the Knowledge of the Company, the employment of any employee of Company or the use by Company of the services of any consultant or independent contractor does not subject Company to any liability to any third party for improperly soliciting such employee or consultant, or independent contractor to work for Company, whether such liability is based on contractual or other legal obligations to such third party.

3.13.5 As to patents, copyrights, trade marks, and mask works for which registrations have been obtained or are currently being sought, all documents and instruments necessary to perfect the Company IP Rights have been validly executed, delivered, and filed in a timely manner to date with the appropriate Governmental Authority, provided, however, it is acknowledged that applications for patents or trade marks may be subject to amendment by the Company in order to be approved by the Governmental Authority and are subject to rejection by the Governmental Authority.

3.13.6 Company has taken reasonably necessary and appropriate steps to protect, preserve and maintain the secrecy and confidentiality of Company material confidential information and to preserve and maintain all Company’s interests and proprietary rights in Company IP Rights. All officers, employees and consultants of Company having access to proprietary information of Company, its customers or business partners and all such Persons likely to make inventions relating to the Company Business in connection with their services to the Company have executed and delivered to Company an agreement regarding the protection of such proprietary information and the assignment of appropriate inventions to Company (in the case of proprietary information of Company’s customer and business partners , to the extent required by such customers and business partners); and copies of standard forms of such agreements have been delivered to Parent’s counsel. Company has secured valid written assignments from all of Company’s consultants, contractors and employees who were involved in, or who contributed to, the creation or development of any Company Owned IP Rights, of the rights to such contributions that may be owned by such Persons or that Company does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of Company has any right, license, claim or interest whatsoever in or with respect to any Company IP Rights.

3.13.7 Schedule 3.13.7 of the Company Disclosure Letter contains a true and complete list of (a) all worldwide registrations made by or on behalf of Company of any patents, copyrights, mask works, trademarks, service marks, rights in Internet or World Wide Web domain names or URLs with any governmental or quasi governmental authority, including Internet domain name registrars; and (b) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to federal, state and foreign laws by Company to secure, perfect or protect its interest in Company IP Rights, including all patent applications, copyright applications, and applications for registration of trademarks and service marks. All patent registrations, registered trademarks, service marks, rights in Internet or World Wide Web domain names or URLs, and copyrights held by Company exist and are valid. To

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Company’s Knowledge, all patent registrations, registered trademarks, service marks, rights in Internet or World Wide Web domain names or URLs, and copyrights held by Company are enforceable.

3.13.8 Schedule 3.13.7 of the Company Disclosure Letter contains a true and complete list of (a) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which any Person is authorized to use any Company IP Rights, and (b) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which Company is authorized to use any third party Intellectual Property other than object code licenses of commercial off the shelf computer software under shrink wrap or other non negotiated agreements having a cost of less than $500 per seat.

None of the Company Products currently offered for sale infringes upon any third party’s rights. To Company’s Knowledge, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company IP Rights by any third party, including any employee or former employee of Company. Company has not agreed to indemnify any Person for any infringement of any Intellectual Property of any third party by any product or service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed, or provided by Company.

No government funding; facilities of a university, college, other educational institution or research center; or funding from third parties (other than funds received in consideration for capital stock of Company) was used in the development of the computer software programs or applications owned by Company. To Company’s Knowledge, no current or former employee, consultant or independent contractor of Company, who was involved in, or who contributed to, the creation or development of any Company IP Rights, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company.

3.14 Compliance with Laws.

3.14.1 Company has materially complied, and is now and at the Closing Date will be in material compliance, with all Applicable Law, unless failure to comply would not have a Material Adverse Effect on the Company. Company holds all valid material licenses and other governmental permits that are necessary and/or legally required to be held by it to conduct its business as presently conducted.

3.14.2 All materials and products distributed or marketed by Company have at all times made all disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any such materials and products has been inaccurate, misleading or deceptive in any material respect.

3.14.3 Company holds all material permits, governmental licenses and approvals from, and has made all material filings with, government (and quasi governmental) agencies and authorities that are necessary for Company to conduct its present business without any material violation of Applicable Law other than Environmental Permits which are addressed in

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Section 3.21 (“Governmental Permits”), and all such Governmental Permits are in full force and effect. Company has not received any notice or other communication from any Governmental Authority that alleges (a) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

3.14.4 Neither Company nor, to the Company’s Knowledge, any director, officer, agent or employee of Company has, for or on behalf of Company, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other payment in violation of Applicable Law.

3.14.5 All Company products and/or activities or services performed by the Company comply with all applicable laws, rules, policies, procedures, governmental orders, treaties and/or regulations, including but not limited to, the Export Administration Act (“EAA”) and the U.S. Export Administration Regulations (“EAR”); including the requirement for obtaining any export license or agreement, if applicable. Additionally, the Company

(a) does not sell or solicit, directly or indirectly, any products of any entity or enterprise located in those countries which are identified in Part 746 (Embargoes and Other Special Controls) of the EAR, in the Sanctions Program of the U.S. Department of Commerce, by the U.S. Foreign Assets Control Regulations (“OFAC”), or on the U.S. Department of State (“DOS”) Defense Trade Controls Embargo Reference Chart; and are not controlled under or subject to the International Traffic in Arms Regulations (“ITAR”);

(b) has not had its export and/or import privileges suspended, revoked, or denied;

(c) is not located in or under the control of a national or resident of, a jurisdiction where the contemplated activities are prohibited;

(d) has not imported or transmitted products in violation of applicable laws, rules, policies, procedures, governmental orders, treaties and/or regulations;

(e) maintains all transaction documentation in full compliance with all applicable laws, rules, policies, procedures, government orders, treaties and/or regulations, and such transaction documentation contains any and all necessary trade related data needed to facilitate a compliant export and subsequent import (e.g. Harmonized Tariff Schedule (“HTS”), the U.S. Export Commodity Classification Number (“ECCN”), and the Destination Control Statement (“DCT”)); and

(f) complies with all applicable laws, rules, policies, procedures, government orders, treaties and/or regulations of all exporting and importing countries relating to the customs/commercial invoices and Country of Origin declarations/documents for all products shipped across international borders.

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Except as set for the Schedule 3.13.5 of the Company Disclosure Letter the Company is not subject to any ECCNs and CCATs, and any export licenses, copies of Voluntary Disclosures or other correspondence with the Bureau of Industry and Security. Without limiting Section 3.14.1, the Company has at all times been, and is currently, in material compliance with all U.S. and foreign customs and import laws and regulations, and has paid all fees, duties, levies and other amounts required to be paid pursuant thereto.

3.14.6 To the Company’s knowledge, there does not exist (i) any significant deficiency in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data (the “Internal Controls”) nor any material weaknesses in the Internal Controls; or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

3.14.7 Since January 1, 2005, there has been no change in the Company’s Internal Controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

3.14.8 The Company is in full compliance with its ethics policy, if any, and no waivers contrary to the ethics policy, exist.

3.15 Certain Transactions and Agreements. To the Company’s Knowledge, none of the Principal Shareholders, nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with, does business with, or has any contractual arrangement with, Company (except with respect to any interest in less than one percent (1%) of the stock of any corporation whose stock is publicly traded). None of the officers, directors, shareholders or employees of Company, nor, to Company’s Knowledge, any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any contract or other arrangement with Company, except for normal compensation and benefits for services as an officer, director or employee thereof. None of the officers or directors of Company or any member of their immediate families, nor, to the Knowledge of the Company, any employee or shareholder, has any interest in any property, real or personal, tangible or intangible (including, but not limited to, any Company IP Rights or any other Intellectual Property), that is used in, or that pertains to, the business of Company, except for the rights of a shareholder.

3.16 Employees, ERISA and Other Compliance; Independent Contractors.

3.16.1 Company is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, and has correctly classified employees as exempt employees and non exempt employees under the Fair Labor Standards Act. Without limiting the sentence above, the Company is in compliance with all applicable U.S. and non-U.S. laws, agreements and contracts relating to employment practices, terms and conditions of employment, and the employment if (i) current employees, consultants, independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code) of the Company and (ii) employees, consultants,

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independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code) of the Company who have been terminated since January 1, 2002, including all such U.S. and non-U.S. laws, agreements and contracts relating to wages, hours, collective bargaining, the payment of Social Security and other similar taxes, equal employment opportunity, employment discrimination, The Worker Adjustment and Retraining Notification Act (the “WARN Act”), immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers’ compensation, pay equity, wrongful discharge and violation of the potential rights of such (i) current employees, consultants, independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code) and (ii) employees, independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code) who have been terminated since January 1, 2002, and has timely prepared and filed all appropriate forms (including Immigration and Naturalization Service Form I-9) required by any relevant Governmental or Regulatory Authority, except where the failure to be or have been in compliance would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on Company.

A list of all employees and officers of Company and their current title and/or job description, current compensation rates, bonuses paid during the last fiscal year, and accrued vacation and sick leave for all employees has been provided to Parent. Except as set forth in Schedule 3.16.1 of the Company Disclosure Letter, Company does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the primary purpose of providing for the confidentiality of proprietary information or assignment of inventions).

3.16.2 Company is not now, nor has it ever been, subject to a union organizing effort, (b) is not subject to any collective bargaining agreement with respect to any of its employees, (c) is not subject to any other contract, written or oral, with any trade or labor union, employees’ association or similar organization, and (d) has no current labor disputes. There are no material controversies or claims pending or, to the knowledge of the Company, threatened, between the Company or any of its respective subsidiaries and any of their respective employees or officers. The Company does not have Knowledge (a) of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby will have a Material Adverse Effect on its labor relations. All of Company’s employees are legally permitted to be employed by Company in the countries where they are employed in their current job capacities.

3.16.3 Schedule 3.16.3 of the Company Disclosure Letter lists (i) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, and (ii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, pension, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices or other similar arrangements, to which the Company contributes to or has any obligation to or liability for (collectively, the “Employee Plans”). Each Employee Plan may and provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code or Section 204(g) of ERISA, all benefits payable to current or terminated employees or any beneficiary may be amended or terminated by the Company at any time without material

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liability. None of the Employee Plans is subject to Section 302 or Title IV of ERISA or Section 412 of the Code (a “Defined Benefit Plan”) or is a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) and the Company has never (i) sponsored, maintained or contributed to, or been obligated to contribute to, a Defined Benefit Plan or (ii) contributed to, or been obligated to contribute to, a Multiemployer Plan. The Company does not maintain or contribute to any welfare benefit plan that provides health benefits to an employee after the employee’s termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA”) or other applicable legal requirements. All expenses and liabilities relating to all of the Employee Plans described in Schedule 3.16.3 of the Company Disclosure Letter have been, and will on the Closing be, fully and properly accrued in compliance with GAAP and such Employee Plans have no unfunded liabilities not reflected on the Company Financial Statements in compliance with GAAP as of the date of the Company’s Financial Statements.

3.16.4 Each independent contractor that currently performs or has in the past performed services for the Company are subject to written agreements with the Company, a copy of the standard form of agreement of which has been provided to counsel for Parent. All such independent contractors have been fully paid all amounts due and owing to them by the Company through the Agreement Date, and there are no disputes or controversies between any such independent contractor and the Company whatsoever, including without limitation, disputes regarding amounts owned or ownership of Intellectual Property. All such written agreements are in full force and effect, and neither the Company nor any such independent contractor is in breach thereof.

3.17 Corporate Documents. Company has provided to Parent copies of documents and information identified in the Company Disclosure Letter or in any Schedule thereto or in any other Exhibit or Schedule called for by this Agreement which are complete and correct in all material respects, including the following: (a) all Governmental Permits, and all applications for such Governmental Permits; and (b) all Company Material Agreements.

3.18 No Brokers; Fees. Except as set forth on Schedule 3.18, neither Company nor any affiliate of Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party (a “Broker”) in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Parent will not incur any liability, either directly or indirectly, to any Broker as a result of this Agreement, the Merger or any act or omission of Company or any of its employees, officers, directors, shareholders, agents or affiliates. Schedule 3.18 of the Company Disclosure Letter describes all of the Transaction Expenses the Company expects to incur (including all such expenses incurred to date). The Company has provided Parent with true and accurate copies of all engagement letters or agreements between the Company and any Broker effective as the date hereof relating to the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, or otherwise.

3.19 Books and Records. The books, records and accounts of Company: (a) are in all material respects true, complete and correct; (b) have been maintained in accordance with good business practices on a basis consistent with prior years; (c) are stated in reasonable detail and

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accurately and fairly reflect the transactions and dispositions of Company’s assets; and (d) accurately and fairly reflect the basis for the Company Financial Statements. Company has provided to Parent: (a) copies of Company’s Articles of Incorporation and Bylaws, as currently in effect; (b) Company’s minute book containing records of all proceedings, consents, actions and meetings of Company’s Board of Directors, committees of the Board of Directors and Company Shareholders within the past two (2) years; and (c) Company’s stock ledger and journal reflecting all stock issuances and transfers, and all grants of other Company securities (collectively, the “Books and Records”).

3.20 Insurance. Company maintains with third parties policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and retained amounts, and against such risks and losses, as are customarily carried by Persons conducting businesses or owning assets similar in type and size to those of Company, including without limitation all legally required workers’ compensation insurance and casualty, fire and general liability insurance. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and Company is otherwise in compliance with the terms of such policies and bonds and all such policies are in full force and effect. The Company does not have any Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.21 Environmental Matters.

3.21.1 Company is in material compliance with all applicable Environmental Laws (as defined below), which compliance includes the possession by Company of all material permits and other governmental authorizations required under applicable Environmental Laws (“Environmental Permits”), and material compliance with the terms and conditions thereof. Company has not received any notice or other communication (in writing or otherwise), whether from a governmental body, citizens group, employee or otherwise, that alleges that Company is not in compliance with any Environmental Law, and, to the Company’s Knowledge (without further inquiry), there are no facts that may prevent or interfere in any material respect with the compliance by Company with any current Environmental Law in the future. To Company’s Knowledge (without further inquiry), no current or prior owner of any property leased, used, occupied or possessed by Company has received any written notice communication, whether from a governmental body, citizens group, employee or otherwise, that alleges that Company has not complied with, or is not in compliance with, any Environmental Law. All Environmental Permits are identified in Schedule 3.21 of the Company Disclosure Letter.

3.21.2 For purposes of this Section 3.21: (a) ”Environmental Law” means any applicable federal, state or local statute, law regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of any Material of Environmental Concern, as amended to date, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Material of Environmental Concern; and (b) ”Material of Environmental Concern” includes chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

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3.22 Board Actions. The Board of Directors of Company at a meeting duly held at or about the Agreement Date, or by written consent, has unanimously determined that the Merger is in the best interests of the Company shareholders and is on terms that are fair to such Company shareholders, and has resolved to recommend the Merger to the Company shareholders.

3.23 Voting Agreement. Simultaneously with the execution of this Agreement, each of the Principal Shareholders have agreed in writing to vote for approval of this Agreement and the Merger (and to vote against proposals conflicting or inconsistent with this Agreement and the Merger) pursuant to a voting agreement in the form attached hereto as Exhibit B (“Voting Agreement”), and such Voting Agreements are valid and binding obligations of the parties thereto, enforceable against the parties thereto in accordance with their respective terms.

3.24 Products. Each of the products manufactured, processed, distributed, produced, developed, shipped or sold by the Company and any services rendered by the Company is, and at all times up to and including the sale thereof by the Company has been in compliance in all material respects with all applicable foreign, federal, state, and local laws and regulations. Each of the products sold by the Company, when sold, conformed in all material respects to (x) the affirmations of fact made on the container of, or label affixed to, such product or (y) any written warranty extended by Company to a customer with respect to such product, in each case, subject to returns, repairs, defects and allowances consistent with past practice.

No liability exists or will arise for repair, replacement or damage in connection with such sales or deliveries, in excess of the reserve therefore on the Company Financial Statements. Schedule 3.24 of the Company Disclosure Letter sets forth in accurate, correct, and complete statement of all written warranties, warranty policies, Intellectual Property indemnification commitments, service and maintenance agreements of the Company Business. No products heretofore manufactured, processed, distributed, produced, developed, shipped, sold, delivered, or leased by the Company are now subject to any other guarantee, or written warranty, or Intellectual Property indemnification commitment, or to any claim for product liability. All warranties are in conformity with the labeling and other requirements of the Magnuson-Moss Warranty Act and other applicable laws. The product warranty reserves on Company Financial Statements were prepared in accordance with GAAP and are adequate in light of the circumstances of which Company is aware.

3.25 Customers, Distributors and Suppliers.

(a) Customers. All Company Contracts with customers by their express terms requires full performance within six (6) months following Closing. To the Company’s Knowledge, no customer of the Company which has accounted for a minimum of at least $25,000 in aggregate revenues has entered into bankruptcy proceedings, negotiations with creditors or been declared insolvent. Schedule 3.25(a) of the Company Disclosure Letter sets forth an accurate, correct and complete:

(i) list of the 10 largest customers of the Company, determined on the basis of sales revenues, for the fiscal year ended December 31, 2005; and

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(ii) breakdown of all customer deposits of greater than $10,000 held by Company as of the date of this Agreement.

(b) Suppliers. Schedule 3.25(b) of the Company Disclosure Letter sets forth an accurate, correct and complete:

(i) list of the 10 largest suppliers of the Company Business, determined on the basis of costs of items purchased for each of the fiscal years ended December 31, 2004 and 2005; and

(ii) list of all sole source suppliers of Company.

(c) Distributors and Representatives. Schedule 3.25(c) of the Company Disclosure Letter sets forth a true, accurate and complete list of the distributors and sales representatives through which Company currently distributes or sells the Company products, on the basis of total sales. Such list indicates (i) the total sales of the Company products to each distributor or sales representative; (ii) the product shipment volumes of the Company products to each such distributor, broken down by product; (iii) the average selling prices of the Company products to each such distributor broken down by product; (iv) the commissions paid to each sales representatives during fiscal 2004 and 2005, and (v) the contact information for each such distributor and sales representative. Schedule 3.5(c) of the Company Disclosure Letter also sets forth the pricing arrangements and other material terms related to the Company products under existing volume purchase agreements to which Company is a party. The current distributor policies of Company covering the Company products with each current distributor have been provided to Parent.

Since July 1, 2005, no customer, supplier, or distributor of the Company has canceled or otherwise terminated a purchase order or other contract with the Company. To the Company’s Knowledge, no customer, supplier, or distributor has any intention or plans to terminate, cancel or otherwise adversely modify its relationship with the Company or to decrease or limit its purchase of the services or products of the Company below its forecasts provided to the Company. Company has no reason to believe that any such Person will cease to do business with Parent after, or as a result of, consummation of the Merger, or that such Person is threatened with bankruptcy or insolvency. Company has no Knowledge of any fact, condition or event which may, by itself or in the aggregate, adversely affect its relationship with any such Person.

3.26 Accounts Receivable. The Receivables shown on the Company Financial Statements and the Receivables accrued as of the Closing Date on the books of the Company in the ordinary course of business in accordance with GAAP are: (a) valid and legally binding obligations arising from sales actually made or services actually performed by Company in the ordinary course, and (b) free and clear of all Encumbrances, and not subject to setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses, and conditions precedent; (c) true and correct statements of the accounts for merchandise actually sold and delivered to, or for services actually performed for and accepted by, such account debtors; and (d) fully

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collectible and will be collected within ninety (90) days, subject to trade discounts provided in the ordinary course of business and any allowance for doubtful accounts contained in the Company Financial Statements.

3.27 Inventory. All of the items in the Company’s Inventory are (a) valued on the Company Financial Statements at the lower of cost or market, on a first-in, first-out method (net of allowance for obsolete or slow moving Inventory) in accordance with GAAP; and (b) subject to amounts reserved therefor on the Company Financial Statements (which reserves are indicated on the Company’s Books and Records), of good and merchantable quality in all material respects, fit for the purpose for which they are intended, and saleable and useable in the ordinary course of business; (c) free of defects and damage in excess of amounts that would be covered by reserves (determined in accordance with GAAP) set forth on the Company Financial Statements; and (d) in quantities adequate and not excessive in relation to the circumstances of the Company and in accordance with the Company’s past inventory stocking practices. All of the items in Company’s Inventory meet the Company’s current standards and specifications.

3.28 Change in Control Payments. Except as set forth in Schedule 3.28 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries have any plans, programs or agreements to which they are parties, or to which they are subject, pursuant to which payments (whether in cash or property or the vesting of property) may be required upon, or may become payable directly or indirectly as a result of, a change of control of the Company as contemplated by this Agreement. Without limiting the generality of the foregoing, no amount paid or payable by the Company or any Subsidiary of the Company in connection with the Merger or the other transactions contemplated by this Agreement, including accelerated vesting of options (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” with the meaning of Section 280G of the Code.

3.29 State Takeover Statues; Stockholder Rights Plan. No “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation is applicable, by reason of the Company’s being a party to the Merger, this Agreement or the transactions contemplated hereby. The Company is not a party to any “stockholder rights” plan or similar anti-takeover device.

3.30 Government Contracting. Except as set forth on Schedule 3.30 of the Company Disclosure Letter, Company represents and warrants that it has no ongoing performance or other obligations, continuing liabilities, or otherwise any other duties, which will continue beyond the Effective Time, with respect to any of the following requirements incident to U.S. Government Contracting: Cost Accounting Standards, Certified Cost or Pricing Data, Incurred Cost Submissions, Certificates of Final Indirect Costs, Progress Payments, Small Business Program Requirements.

3.31 Consideration Allocation Certificate. The information contained in the Consideration Allocation Certificate shall be complete and correct as of the Closing Date.

3.32 Disclosure. Neither this Agreement, nor the Company Disclosure Letter delivered by Company to Parent under this Agreement, taken together, contains any untrue statement of a

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material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

3.33 Section 409A. No Employee Plan, employment agreement or other arrangement provides a gross-up or other indemnification for any taxes which may be imposed for failure to comply with the requirements of Section 409A of the Code. To the Company’s Knowledge, based on published guidance from the Treasury Department and the Internal Revenue Service to date, including transition relief provided therein, no employee is subject to additional taxes by reason of a failure by an Employee Plan, employment agreement or other arrangement to comply with the requirements of Section 409A of the Code.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub hereby represent and warrant to Company that, except as set forth in the letter addressed to Company from Parent and dated as of the Agreement Date (including all schedules thereto) which has been delivered by Parent to Company concurrently herewith (the “Parent Disclosure Letter”), each of the representations, warranties and statements contained in the following sections of this ARTICLE 4 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date. For all purposes of this Agreement, the statements contained in the Parent Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by Parent and Sub under ARTICLE 5 of this Agreement.

4.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the corporate power and authority to own, operate and lease its properties and to carry on its business. Parent owns all of the issued and outstanding capital stock of Sub. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction where the properties owned, leased or operated by it or the nature its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate have a Material Adverse Effect on Parent. Parent has made available to Company true and complete copies of the Articles of Incorporation and Bylaws of Sub, as currently in full force and effect.

4.2 Power, Authorization and Validity.

4.2.1 Power and Authority. Parent has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements and documents to which Parent is or will be a party that are required to be executed pursuant to this Agreement (the “Parent Ancillary Agreements”). The execution, delivery and performance of this Agreement and the Parent Ancillary Agreements have been duly and validly approved and

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authorized by all necessary corporate and shareholder action on the part of Parent. Sub has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements and documents to which Sub is or will be a party that are required to be executed pursuant to this Agreement (the “Sub Ancillary Agreements”). The execution, delivery and performance of this Agreement and the Sub Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate and shareholder action on the part of Sub.

4.2.2 No Consents. No consent, approval, permit, order or authorization from, or registration, declaration or filing with, any Governmental Authority is necessary or required to be made or obtained by Parent or Sub to enable Parent and Sub to lawfully execute and deliver, enter into, and to perform their respective obligations under, this Agreement, the Parent Ancillary Agreements or the Sub Ancillary Agreements, and for Parent and Sub to consummate the Merger, except for: (a) the filing of the Agreement of Merger with the California Secretary of State; (b) the filing by Parent of such reports and information with the SEC under the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (c) such other filings as may be required by the Nasdaq Stock Market with respect to the Merger and the other transactions contemplated by this Agreement; and (d) such other filings, if any, as may be required in order for Parent to comply with applicable federal and state securities laws.

4.2.3 Enforceability. This Agreement has been duly executed and delivered by Parent and Sub. This Agreement and the Parent Ancillary Agreements are, or when executed by Parent will be, valid and binding obligations of Parent enforceable against Parent in accordance with their respective terms, subject only to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and the Sub Ancillary Agreements are, or when executed by Sub will be, valid and binding obligations of Sub enforceable against Sub in accordance with their respective terms, subject only to the effect, if any, of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.2.4 No Conflict. Neither the execution and delivery of this Agreement nor any of the Parent Ancillary Agreements or Sub Ancillary Agreements by Parent or Sub, nor the consummation of the Merger or any of the other transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under, (i) any provision of the Articles of Incorporation or Bylaws of Parent or the Articles of Incorporation or Bylaws of Sub, as currently in effect, (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Parent, Sub or any of their respective material assets or properties, or (iii) any material instrument, obligation or agreement to which Parent or Sub is a party or by which its properties or assets are bound, or result in the creation of any lien, charge or other encumbrance upon any of the properties of Parent or Sub under the terms of any note, bond, mortgage or indenture or any other material instrument, obligation or agreement.

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4.3 Finders or Brokers. None of Parent, Sub, the other Subsidiaries of Parent, the Boards of Directors (or any committee thereof) of Parent and Sub or any member of such Boards of Directors (or committee) has employed any agent, investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Merger or the other transactions contemplated hereby.

4.4 Board and Shareholder Actions. The Board of Directors of Parent at a meeting duly held at or about the Agreement Date, has approved this Agreement and determined that the Merger is advisable to, and in the best interests of, the Parent and Parent’s shareholders. The Board of Directors of Sub at a meeting duly held at or about the Agreement Date, and the Parent, as the Sub’s sole shareholder, have approved this Agreement and determined that the Merger is advisable to, and in the best interests of, the Sub and the Parent, as Sub’s sole shareholder.

ARTICLE 5

COVENANTS OF COMPANY

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of ARTICLE 10, Company covenants and agrees with Parent as follows:

5.1 Advise of Changes. Company will promptly advise Parent in writing of (a) (i) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Company contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respects, (ii) any breach of any covenant or obligation of Company pursuant to this Agreement or any Company Ancillary Agreement in any material respects, (b) Material Adverse Change in Company, (c) any material deterioration in the relationship with any key customer, advertiser, supplier or business partner of which Company becomes aware, or (d) any claim, action, suit, arbitration, mediation, proceeding or, to the Company’s Knowledge, investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by Company to be threatened against Company or any of its officers, directors, employees or shareholders in their capacity as such, in the case of each of (a), (b), (c) and (d) above, such that the conditions set forth in Section 9.1, 9.2 or 9.3 would not be satisfied. No disclosure by Company pursuant to this Section 5.1, however, shall be deemed to amend or supplement the disclosures set froth on the Company Disclosure Letter or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

5.2 Conduct of Business. Except as set forth on Schedule 5.2 of the Company Disclosure Letter or as expressly contemplated by this Agreement, Company will continue to conduct its business in a manner consistent in all material respects with its past practices (including its working capital and cash management practices, the collection of receivables, the payment of accounts payable and the maintenance of inventories), and maintain its business relationships in the ordinary and usual course. The Company will not, without the prior written consent of Parent (which consent will not be unreasonably withheld by Parent for those actions

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reasonably expected by Parent to be in the best commercial interests of the Company), do any of the following:

(a) incur any indebtedness for borrowed money (other than in connection with the financing of ordinary course trade payables) or guarantee any such indebtedness of another Person;

(b) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of Company’s business, consistent with its past practices;

(c) enter into any Contract that involves payments of more than $25,000 in the aggregate, either from or to Company (or payments from and to Company which exceed $25,000 in the aggregate) or that involves a purchase or sale order with a scheduled delivery date that is six (6) months or more from the date of execution thereof, or take any other action not in the ordinary course of Company’s business, consistent with its past practices;

(d) grant any Encumbrance on any of its assets, (other than purchase money Encumbrances in connection with purchase orders);

(e) sell, transfer or dispose of any of its assets with a value in excess of $25,000 except in the ordinary course of Company’s business, consistent with its past practice;

(f) enter into any material lease or contract for the purchase or sale of any property, whether real or personal, tangible or intangible;

(g) except as required by Applicable Law, pay any bonus, increased salary, severance or special remuneration to any officer, director, employee or consultant or enter into any employment (other than at-will employment offer letters entered into in the ordinary course of business), consulting agreement (other than in the ordinary course of business and otherwise in compliance with this Section 5.2) or severance agreement with any such Person or create or amend any other Employee Plan;

(h) except as required by GAAP, materially change any of its accounting methods;

(i) declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from employees, directors, consultants or contractors of Company in connection with the termination of their services to Company at the original purchase price of such stock or other securities), pay or distribute any cash or property to any shareholder or security holder of Company or make any other cash payment to any shareholder or security holder of Company;

(j) amend or terminate (except pursuant to its terms) any Company Material Agreement to which Company is a party;

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(k) issue, sell, create or authorize any shares of its capital stock of any class or Series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, except for (i) the exercise of options, or (ii) the exercise of warrants outstanding as of the Agreement Date.

(l) subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or Series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or Series or affecting any other of its securities;

(m) merge, consolidate or reorganize with, acquire, or enter into any other business combination with, any corporation, partnership, limited liability company or other entity (other than Parent or Sub);

(n) amend its Articles of Incorporation or Bylaws;

(o) other than existing licenses as disclosed in Company Disclosure Letter, license any of its technology or Intellectual Property, or acquire any Intellectual Property (or any license thereto) from any third party;

(p) materially change any insurance coverage;

(q) agree to any audit assessment by any taxing authority or file any federal or state income or franchise tax return unless copies of such returns have first been delivered to Parent for its review at a reasonable time prior to filing;

(r) modify or change the purchase prices of any capital stock of Company; or

(s) except as reflected on the balance sheet dated as of the Balance Sheet Date and covered by an adequate reserve therefore, make any sale or acceleration of accounts receivable, or accrue liabilities not in the ordinary course or write off any notes or accounts receivable or portions thereof as uncollectible;

(t) discharge any lien or pay any obligation or liability (whether absolute, accrued, contingent or otherwise) other than current liabilities shown on the balance sheet dated as of the Balance Sheet Date, and current liabilities incurred thereafter;

(u) increase or decrease the Company’s Inventory quantities outside of the ordinary course or past practice;

(v) make any gifts or sell, transfer or exchange any property for less than the fair value thereof; or

(w) agree to do any of the things described in the preceding clauses 5.2(a) through 5.2(v).

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5.3 Regulatory Approvals. Company will promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required, or which Parent may reasonably request. Company will use all commercially reasonable efforts to obtain, and to cooperate with Parent to promptly obtain, all such authorizations, approvals and consents

5.4 Necessary Consents. Company will promptly obtain such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable Parent to carry on Company Business immediately after the Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any Contract to which Company is a party or is bound or by which any of its assets is bound; provided that it shall not be a breach of this Section 5.4 if the Company is unable to obtain the consent or authorization of any Person who is party to a Contract with the Company whose consent is required due to the Merger if the Company has used commercially reasonable efforts to obtain such consent; provided, further that the immediately preceding proviso shall in no way limit Parent’s closing condition described in Section 9.8 hereof.

5.5 Litigation. Company will notify Parent in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by Company to be threatened against Company or any of its officers, directors, employees or shareholders in their capacity as such.

5.6 No Other Negotiations. Company will not, and will not authorize, or knowingly encourage permit any director, officer, employee, shareholder, affiliate or agent of Company or any attorney, investment banker or other Person on Company’s behalf to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly induce the making, submission or announcement of any offer or proposal from any Person concerning any Alternative Transaction (as defined below) or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (ii) consider any inquiry, offer or proposal received from any party concerning any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company is not interested in any Alternative Transaction); (iii) furnish any information regarding Company to any Person (other than Parent) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company is not interested in any Alternative Transaction); (iv) participate in any discussions or negotiations with any Person (other than Parent) with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company is not interested in any Alternative Transaction); (v) cooperate with, knowingly facilitate or knowingly encourage any effort or attempt by any Person (other than Parent) to effect any Alternative Transaction; or (vi) execute, enter into or become bound by any letter of intent, agreement, commitment or understanding between Company and any Person (other than Parent) that is related to, provides for or concerns any Alternative Transaction (whether or not in writing). Company will promptly notify Parent orally and in writing of any inquiries or proposals received

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by Company or its directors or officers, or, to its Knowledge, employees, shareholders, affiliates or agents regarding any Alternative Transaction and will identify the party making the inquiry or proposal and the nature and terms of any inquiry or proposal. Any violation of the restrictions set forth in this Section 5.6 by any director, officer or employee of Company or any attorney, investment banker or other director or representative of Company shall be deemed a breach of this Section 5.6 by Company to the extent any action resulting in such violation was taken at the direction of the Company or with the Company’s advance Knowledge. As used herein, the term “Alternative Transaction” means any commitment, agreement or transaction involving or providing for the possible disposition of all or substantially all Company’s business, assets or capital stock, whether by way of merger, consolidation, sale of assets, sale of stock, stock exchange, tender offer, debt or equity financing and/or any other form of business combination.

5.7 Access to Information. Subject to the terms and conditions of this Agreement and the Non-Disclosure Agreement, Company will allow Parent and its agents reasonable access at reasonable times to the files, books, records, technology, contracts, personnel and offices of Company, including, but not limited to, any and all information relating to Company’s taxes, commitments, contracts, leases, licenses, liabilities, financial condition and real, personal and intangible property. Company will use its commercially reasonable best efforts to cause its accountants to cooperate with Parent and its agents in making available all financial information reasonably requested by Parent, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

5.8 Satisfaction of Conditions Precedent. Company will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in ARTICLE 9, and Company will use commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

5.9 Company Shareholder Approval.

(a) Promptly after the Agreement Date, Company will take all action necessary in accordance with the California Law and its Articles of Incorporation and Bylaws to secure the written consent of Company Shareholders (such written consent, the “Company Shareholders’ Approval”). Company will use all reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and approval of the Merger and will take all other action necessary to secure the vote or consent of its shareholders required by the rules of the California Law and Company’s Articles of Incorporation and Bylaws to obtain such approvals.

(b) In connection with obtaining the Company Shareholders’ Approval, the Company shall prepare and deliver a related information statement or other disclosure document (the “Information Statement”). On the date the Information Statement is first mailed to shareholders of Company, on the date the Company Shareholders’ Approval is obtained, or at the Effective Time, the Information Statement shall not contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Information Statement not false or misleading, or omit to

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state any material fact necessary to correct any statement in any earlier Information Statement (or any other communication with respect to the solicitation of the Company Shareholders’ Approval). If at any time prior to the Effective Time any event relating to Company or any of its respective officers, directors or affiliates should be discovered by Company which should be set forth in an amendment or supplement to the Information Statement, Company shall promptly inform Parent.

(c) The Company agrees that the Information Statement shall include any disclosure the Parent reasonably desires to include in such documents, including (i) any disclosure with respect to any agreements, arrangements or payments to the Company’s employees, officers or directors, relating to, or arising in connection with the execution of this Agreement or in connection with the closing of the transactions contemplated hereby (such as acceleration on option vesting, payment of bonuses, etc.) and (ii) the value of the arrangements described in 5.9(c)(i) with respect to the value of the Total Merger Consideration.

(d) The Board of Directors of Company shall recommend that Company’s shareholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Shareholders’ Approval. Any communication sent to Company Shareholders, including the Information Statement, shall include a statement to the effect that the Board of Directors of Company has recommended that Company Shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Shareholders’ Approval. Neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of Company that Company Shareholders vote in favor of and adopt and approve this Agreement and the Merger.

5.10 Retention of Employees. Company will use all commercially reasonable efforts to retain for continued employment following the Closing, all employees of the Company identified by Parent on Schedule 5.10 (“Continuing Employees”), and Company will promptly notify Parent if any of Company’s officers receive oral or written notice or otherwise become aware that any such Continued Employees intends to leave Company’s employ.

5.11 Non-competition Agreements. Each of the Persons listed on Schedule 5.11 (the number of such Persons shall not exceed five) shall have executed and delivered to Parent, in connection herewith, a non-competition agreement in the form attached hereto as Exhibit C (“Non-competition Agreement”).

5.12 Statement of Working Capital and Unpaid Transaction Expenses. On the Closing Date, Company shall deliver to Parent a statement (with reasonable detail) of the Closing Company Working Capital (which detail shall include the amount of each current asset and liability as of immediately prior to the Closing and a statement of the amounts described for employment-related expenses) and Unpaid Transaction Expenses which statement shall be subject to the approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed by Parent).

5.13 Monthly Financial Statements. Prior to the Closing Date, Company will deliver to Parent, as soon as practicable, for each successive full month period following the date hereof,

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an unaudited consolidated monthly balance sheet and related monthly statement of income of the Company. Such financial statements shall be complete, accurate and correct and present fairly, in all material respects, the financial condition of the Company, as of the end of each such monthly period, and shall present fairly, in all material respects, the results of operations for of the monthly periods then ended, in accordance with GAAP consistently applied except for the absence of footnotes thereto, normal year-end adjustments consistent with past practice or as contemplated by this Agreement.

5.14 Note Cancellation. Prior to the Closing Date, the Company shall have cancelled the Notes, paid or accrued as an expense on its financial statements applicable withholdings for US and California income taxes and social security and medicare associated with amendment or cancellation of the Notes, and shall have entered into a release of claims with Gerome Tseng and Sorin Negru for the transactions relating to the issuing of the shares secured by the Notes and the issuing, amending and canceling of the Notes.

ARTICLE 6

PARENT COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of ARTICLE 10 (or during such other time period as may be specified below), Parent covenants and agrees with Company as follows:

6.1 Advise of Changes. Parent will promptly advise Company in writing of any (a) (i) event occurring subsequent to the Agreement Date that would render any representation or warranty of Parent or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate, (ii) breach of any covenant or obligation of Parent or Sub pursuant to this Agreement, any Parent Ancillary Agreement or any Sub Ancillary Agreement (in each case, such that the conditions set forth in Section 8.1 or 8.4 would not be satisfied), or (b) Material Adverse Change in Parent. No disclosure by Parent pursuant to this Section 6.1, however, shall be deemed to amend or supplement the disclosures set forth on the Parent Disclosure Letter or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

6.2 Regulatory Approvals. Parent will promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required, or which Company may reasonably request, in connection with the consummation of the Merger or any other transactions contemplated by this Agreement, any Parent Ancillary Agreement or any Sub Ancillary Agreement. Parent will use its commercially reasonable efforts to obtain, and to cooperate with Company to promptly obtain, all such authorizations, approvals and consents. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements, or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, or any of its affiliates or Company, or the holding separate of the shares of

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Company Stock or imposing or seeking to impose any limitation on the ability of Parent or any of its Subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Stock.

6.3 Satisfaction of Conditions Precedent. Parent will use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in ARTICLE 8, and Parent will use commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

6.4 Employee Matters.

(a) As soon as reasonably practicable and in no event no later than thirty (30) days following the Effective Time, the Continuing Employees shall be granted options to purchase shares of Parent Common Stock in amounts and with terms consistent with option levels granted to Parent’s employees with similar responsibilities, experience and titles. Notwithstanding the foregoing, Company acknowledges that the amount of option grants by Parent to any Continuing Employee shall be determined in good faith judgment of the Parent after consultation with the Company CEO.

(b) Following the Effective Time, the Continuing Employees shall receive salaries in amounts and with terms consistent with salary levels of Parent’s employees with similar responsibilities, experience and titles. After the Earn-Out Period, the Continuing Employees shall be eligible to participate in Parent’s bonus plan in a similarly consistent manner. Notwithstanding the foregoing, Company acknowledges that the amount of salaries and bonus received by the Continuing Employee shall be determined in good faith judgment of the Parent after consultation with the Company CEO.

ARTICLE 7

CLOSING MATTERS

7.1 The Closing. Subject to termination of this Agreement as provided in ARTICLE 10, the closing of the transactions to consummate the Merger (the “Closing”) will take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, 2475 Hanover Street, Palo Alto, California at 2:00 p.m., Pacific Time on the first business day after all of the conditions to Closing set forth in ARTICLE 8 and ARTICLE 9 have been satisfied and/or waived (other than those that by their terms are to be satisfied or waived at the Closing) in accordance with this Agreement, or at such other place, time or date as Parent and Company may mutually agree (the “Closing Date”). Concurrently with the Closing or at such later date and time as may be mutually agreed in writing by Parent and Company, the Agreement of Merger will be filed with the California Secretary of State.

7.2 Exchange.

7.2.1 At the Effective Time, (i) outstanding shares of Company Stock as of immediately prior to the Effective Time (other than Dissenting Shares for which dissenters rights have been or will be perfected in accordance with the California Law) will, by virtue of the

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Merger and without further action, be cancelled and extinguished, and all such shares will be automatically converted into the Payment Rights to which the holder thereof is entitled pursuant to Section 2.1.2, and (ii) outstanding Company Options and Company Stock Equivalents as of immediately prior to the Effective Time will, by virtue of the Merger and without further action, be cancelled and extinguished; and provided further, that, in no event, shall Parent be required to provide an aggregate consideration amount for all of the outstanding securities of the Company that is greater than the Merger Consideration.

(a) Promptly following the Agreement Date, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging for cash distributable pursuant to Section 2.1.2 hereof certificates (the “Company Certificates”) and Uncertificated Shares, in each case representing shares of Company Stock outstanding as of immediately prior to the Effective Time. Within two business days after the Effective Time, Parent shall make available, subject to Section 2.2 and Section 2.3 hereof, to the Exchange Agent, cash equal to the Merger Consideration (less the Holdback Cash) to be paid in respect of Company Stock outstanding as of immediately prior to the Effective Time.

(b) Each holder of Company Stock that, by virtue of the Merger, has been canceled and extinguished and automatically converted into the Payment Rights shall be entitled to receive, upon surrender to the Exchange Agent of (i) a Company Certificate (or upon delivery of an affidavit of lost certificate and an indemnity in form and substance reasonably satisfactory to Parent (an “Affidavit”)) (provided, however, that the holders of Uncertificated Shares identified as such on the Consideration Allocation Certificate shall not be required to comply with clause (i) with respect to such Uncertificated Shares), together with (ii) a properly executed and completed letter of transmittal, the cash payments to be made pursuant to the Payment Rights for each share of Company Stock represented by such Company Certificate, Affidavit or Uncertificated Shares, as the case may be.

7.2.2 After the Effective Time there will be no further registration of transfers on the stock transfer books of Company or its transfer agent of any shares of capital stock of Company that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates or an Affidavit are presented for any reason, they will be cancelled and exchanged as provided in this Section 7.2.

7.2.3 Until Company Certificates representing shares of Company Stock that are outstanding immediately prior to the Effective Time are surrendered pursuant to Section 7.2.1, such Company Certificates will be deemed, for all purposes, to evidence only ownership of the Payment Rights.

7.3 Appraisal Rights. If holders of Company Stock are entitled to appraisal rights pursuant to the California Law in connection with the Merger, any shares held by Company Shareholders who exercise and perfect such appraisal rights (“Dissenting Shares”) will not be converted into Payment Rights, but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the California Law. Company shall give Parent prompt notice (and in no event more than two business days) of any demand received by Company for appraisal of Company Stock. Company agrees that, except with the prior written consent of Parent (which consent shall not be unreasonably

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withheld, conditioned or delayed), it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. In the event that any such Company Shareholder fails to make an effective demand for payment or otherwise loses his status as a holder of Dissenting Shares, Parent shall, as of the later of the Effective Time or ten business days from the occurrence of such event, deliver, upon surrender by such shareholder of its Company Certificate(s) and letter of transmittal in accordance with Section 7.2.1, the cash that would have been allocated to such Dissenting Shares under Section 2.1.2.

ARTICLE 8

CONDITIONS TO OBLIGATIONS OF COMPANY

Company’s obligation to consummate the Merger are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Company, but only in a writing signed by Company):

8.1 Accuracy of Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing, with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates). At the Closing, Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent and Sub, by an authorized officer of Parent.

8.2 Covenants. Each of Parent and Sub will have performed and complied in all material respects with all of its covenants contained in this Agreement on or before the Closing (to the extent that such covenants require performance by Parent on or before the Closing). At the Closing, Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent and Sub, by an authorized officer of Parent.

8.3 Compliance with Law; No Legal Restraints. There will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority, that prohibits or renders illegal or imposes material limitations on the Merger or any other material transaction contemplated by this Agreement, any Parent Ancillary Agreement or any Sub Ancillary Agreement.

8.4 Government Consents. There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions required by any Governmental Authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger, including, but not limited to, requirements under applicable federal and state securities laws.

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8.5 Antitrust Waiting Periods. Any waiting period (and any extension thereof) or approvals applicable to the consummation of the Merger under the HSR Act or any foreign antitrust or any other similar antitrust or combination Applicable Law or material filings, consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have expired, been terminated or obtained, as applicable.

8.6 Company Shareholder Approval. This Agreement and the Merger shall have been duly and validly approved, as required by California Law, the Company’s Articles of Incorporation and Bylaws, by the vote of at least (a) a majority of Company Common Stock entitled to vote thereon, voting together as a class, (b) a majority of the Company’s Series A and B Preferred Stock entitled to vote thereon, voting together as a class, and (c) a majority of Company Stock entitled to vote thereon, voting together as a class (the “Shareholder Approval”).

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF PARENT

Parent’s obligation to consummate the Merger are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Parent, but only in a writing signed by Parent):

9.1 Accuracy of Representations and Warranties. The representations and warranties of Company set forth in this Agreement (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects (except that the representations and warranties made in Section 3.4 shall be true and correct in all respects in the form made herein), in each case on and as of the Closing, with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates), and at the Closing Parent will have received (x) a certificate to such effect executed by Company’s President or Chief Executive Officer with respect to the representations and warranties given by Company in ARTICLE 3 hereof, and (y) a certificate executed by the Company’s President or Chief Executive Officer, and the Company’s Chief Financial Officer, that states as of the Closing, the Closing Company Working Capital (with reasonable detail, which detail shall include the amount of cash, cash equivalent, and marketable securities of Company as of immediately prior to the Closing and a statement of the amounts described for each sub-Section in the definition of Closing Company Working Capital), the amount (with reasonable detail) of the Transaction Expenses.

9.2 Covenants. Company will have performed and complied in all material respects with all of its covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by Company on or before the Closing), and at the Closing, Parent will have received a certificate to such effect executed by Company’s President or Chief Executive Officer.

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9.3 No Material Adverse Change. There will not have been any Material Adverse Change in the Company from the Agreement Date (whether or not resulting from a breach in any representation, warranty or covenant in this Agreement), and, at the Closing, Parent will have received a certificate to such effect executed by Company’s President or Chief Executive Officer.

9.4 Compliance with Law; No Legal Restraints; No Litigation. Since the Agreement Date, there will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority, that prohibits or renders illegal or imposes limitations on: (a) the Merger or any other material transaction contemplated by this Agreement or any Company Ancillary Agreement; or (b) Parent’s right (or the right of any Subsidiary of Parent) to own, retain, use or operate any of its products, properties or assets (including securities, properties or assets of Company) on or after consummation of the Merger or seeking a disposition or divestiture of any such products, properties or assets, in each case, as a result of the Merger. No litigation or proceeding will be threatened in writing or pending against Company or Parent (or any of Parent’s Subsidiaries) by a Governmental Authority for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a Material Adverse Effect on Company or Parent.

9.5 Government Consents. There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions by any Governmental Authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger.

9.6 Antitrust Waiting Periods. Any waiting period (and any extension thereof) or approvals applicable to the consummation of the Merger under the HSR Act or any foreign antitrust or any other similar antitrust or combination Applicable Law or material filings, consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have expired, been terminated or obtained, as applicable.

9.7 Opinion of Company’s Counsel. Parent will have received from Pacific Law Group, LLP, counsel to Company, and the Company’s Taiwan counsel, opinions opining to the matters set forth in Exhibit D.

9.8 Consents. Parent shall have received duly executed copies of all third party consents, approvals, assignments, notices, releases, waivers, authorizations or other certificates (including those set forth in Schedule 3.5 of the Company Disclosure Letter) contemplated by this Agreement, the Company Disclosure Letter or deemed reasonably necessary by Parent to provide for the continuation in full force and effect, without any breach or violation, of any and all Material Company Agreements after the Merger and the preservation of Company’s IP Rights and other assets and properties after the Merger and for Parent to consummate the Merger and

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the other transactions contemplated by this Agreement, the Parent Ancillary Agreements, the Sub Ancillary Agreements and the Company Ancillary Agreements, in each case, in form and substance reasonably satisfactory to Parent.

9.9 Company Shareholder Approvals.

(a) The Shareholder Approval shall have been obtained. Company shall have submitted for the requisite shareholder approval under Section 280G(b)(5) of the Code any payments or benefits that could be considered “excess parachute payments” within the meaning of Section 280G of the Code to the Persons listed on Schedule 3.7.2 of the Company Disclosure Letter and shall require each such Person to subject his existing benefits and payments to the shareholder approval requirements of Section 280G(b)(5) of the Code.

(b) This Agreement, the Company Ancillary Agreements and the Merger will have been duly and validly approved, authorized and adopted, as required by applicable law and Company’s Articles of Incorporation and Bylaws, by the valid and affirmative vote of more than sixty-five percent (65%) of the outstanding shares of Company Stock (on an as-converted to Company Common Stock basis).

(c) The Company’s Articles of Incorporation and Bylaws shall have been amended to constitute the board of directors consistent with voting agreements to which the Company is a party and thereafter the board of directors shall have ratified all prior actions of management and the board.

9.10 Employment Matters. Ten of the Continuing Employees shall have confirmed in writing the terms of his or her employment with Company in substantially the forms attached hereto as Exhibit E.

9.11 Termination of Company Options. All Company Options and Company Warrants shall have been terminated in full at or prior to the Effective Time.

9.12 Ancillary Agreements. Each Non-competition Agreement shall be in full force and effect.

9.13 Resignation of Directors and Officers. The directors and officers of Company in office immediately prior to the Effective Time will have resigned as directors and officers of the Company in writing effective as of the Effective Time.

9.14 Consideration Allocation Certificate. Company shall deliver the Consideration Allocation Certificate which spreadsheet shall be certified as complete and correct by the President or Chief Executive Officer of the Company as of the Closing and which shall separately list, as of the Closing, all Company Shareholders and their respective addresses, the number of shares of Company Stock held by each such Person and the respective certificate numbers (or, if applicable, that such shares are Uncertificated Shares), and, given the determination of the Delta and Merger Consideration the amount of cash payment to be made shortly after the Closing and the amount of the cash payment which is to be deferred as Holdback Cash on behalf of, each Company Shareholder. The Company shall concurrently deliver a detailed calculation of the Delta, which calculation shall be subject to Parent’s review

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and approval and the Company shall, not later than three business days prior to the Closing Date have delivered to Parent an estimate of what the Delta would be together with detailed back-up. If the Parent does not agree with the calculation of the Delta, then representatives of Parent and the Company shall meet to attempt to resolve the disagreement prior to Closing. If they cannot agree, then either the Parent or the Company may choose to close using the lower value of the Delta and the Parent and Company shall continue to attempt to resolve their differences and consider the disputed amount to be part of the Holdback Cash.

9.15 Taiwan Tax Returns. Company shall provide Parent with information reasonably requested in order that Parent may become reasonably comfortable prior to the Closing Date that Taiwan corporate income taxes have properly been determined and paid and, in the unlikely event Parent determines that such taxes have not been properly determined and fully paid, Company shall cause the Taiwan Subsidiary to file amended tax returns and pay all required taxes, interest, applicable penalties or any related costs prior to the Closing Date.

ARTICLE 10

TERMINATION OF AGREEMENT

10.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Parent and Company.

10.2 Unilateral Termination.

10.2.1 Either Parent or Company, by giving written notice to the other, may terminate this Agreement at any time prior to the Effective Time if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

10.2.2 Either Parent or Company, by giving written notice to the other, may terminate this Agreement at any time prior to the Effective Time if the Merger shall not have been consummated by midnight Pacific Time on the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.2.2 shall not be available to any party whose failure to perform any of its obligations or covenants under this Agreement was a principal cause of or resulted in the failure of the Merger to occur on or before the Termination Date.

10.2.3 Either Parent or Company may terminate this Agreement at any time prior to the Effective Time if the other has committed (or, in the case of a termination by Company, Sub or Parent has committed) a material breach of (a) any of such party’s representations and warranties contained in this Agreement or (b) any of such party’s covenants contained in this Agreement (in either case, such that the conditions in Section 8.1 or 8.2 or Section 9.1 or 9.2, as the case may be, would not be satisfied as of the time of such breach), and has not cured such material breach under either subSection (a) or (b) of this Section 10.2.3 within the earlier of (i) fifteen (15) business days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 10.2.3 or (ii) the Termination Date.

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10.2.4 Either Parent or Company, by giving written notice to the other, may terminate this Agreement prior to the Effective Time if the required approval of the holders of Company Stock contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 10.2.4 shall not be available to Company where the failure to obtain such approval shall have been caused by the action or failure to act of Company and such action or failure to act constitutes a breach of this Company of this Agreement.

10.3 No Liability for Termination. Termination of this Agreement by a party (the “Terminating Party”) in accordance with the provisions of this ARTICLE 10 will not give rise to any obligation or liability on the part of the Terminating Party on account of such termination; provided, however, that nothing herein shall relieve a party from liability for a breach of this Agreement. The provisions of this ARTICLE 10 and ARTICLE 12 shall survive any termination of this Agreement.

ARTICLE 11

SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS

11.1 Survival of Representations. All representations and warranties of Company contained in this Agreement and certificates contemplated hereby will remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the parties to this Agreement, until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the day after the two year anniversary of the Closing Date, subject to Section 11.2.1 (the expiration of such applicable representation, warranty or covenant, the “Release Date”). All representations and warranties of Parent and Sub contained in this Agreement and the other agreements, certificates and documents contemplated hereby will remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the parties to this Agreement, until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the day after the two year anniversary of the Closing Date, subject to Section 11.2.1. All covenants of the parties shall survive according to their respective terms.

11.2 Agreements to Indemnify.

11.2.1 Subject to the limitations set forth in Section 11.4, Parent and the Surviving Corporation and their respective officers, directors, agents, representatives, shareholders and employees, and each Person, if any, who controls or may control Parent or the Surviving Corporation within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as a “Parent Indemnified Person” and collectively as “Parent Indemnified Persons”) shall be entitled to indemnification for any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities and expenses including reasonable attorneys’ fees, other professionals’ and experts’ reasonable fees, and court

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or arbitration costs (hereinafter collectively referred to as “Damages”), directly or indirectly incurred, paid or otherwise sustained by a Parent Indemnified Person in connection with or resulting from or arising out of: (a) any breach of, or default in, any of the representations, warranties or covenants given or made by Company in this Agreement or in any certificate delivered by or on behalf of Company or an officer of Company pursuant hereto; (b) any claim by any current or former Shareholder or other equity security holder relating to any shares of the Company Stock or any other options, equity interests, or convertible securities for the purchase of shares of the Company Stock, whether with respect to the Company or any predecessor entity; (c) any preference or similar claim with respect to monies paid to the Company prior to the Effective Time by any creditor of any current or former customer of the Company related to such customer’s bankruptcy, insolvency or negotiation with creditors, including any claim made by a trustee appointed in connection with any such bankruptcy proceeding; and (d) any Excess Transaction Expenses. The indemnification rights described in this sub-Section 11.2.1 are made by the Company and on behalf of each of the Company Shareholders by virtue of the Company having obtained the Shareholder Approval.

11.2.2 Any Claim made by a Parent Indemnified Person under Section 11.2 must be raised in a writing delivered to the Representative by no later than the applicable Release Date and, if raised by such date, such Claim shall survive the Release Date until final resolution thereof pursuant to the terms of this Agreement and the representations and warranties of the Company shall survive relative to such Claim until such Claim is resolved.

11.2.3 Subject to the limitations set forth in Section 11.10, Parent and Sub shall, jointly and severally, indemnify and hold harmless the Company, its officers, directors, agents, representatives, shareholders and employees (each hereinafter referred to individually as a “Company Indemnified Person” and collectively as “Company Indemnified Persons”) from and against any and all Damages directly or indirectly incurred, paid or accrued in connection with or resulting from or and arising out of any breach of, or default in, any of the representations, warranties or covenants given or made by Parent or Sub in this Agreement or in any Parent Ancillary Agreement or in any Sub Ancillary Agreement or in any certificate delivered by or on behalf of Parent or Sub pursuant hereto. Company Indemnified Persons’ indemnity rights described in this sub-Section shall survive the Closing.

11.3 Setoff of Holdback Cash and Earn-Out. Parent Indemnified Persons’ indemnity rights described under sub-Section 11.2.1 shall survive the Closing and may be exercised only by setting off against any then remaining Holdback Cash and Earn-Out which have not yet been required to be distributed under Sections 11.11 and 11.12 to compensate Parent Indemnified Persons.

11.4 Limitation.

11.4.1 Notwithstanding anything to the contrary set forth herein, after the Effective Time Parent Indemnified Persons’ right of set-off under Section 11.3 shall be the sole and exclusive recourse of Parent Indemnified Persons for, and the sole and exclusive obligation of the Company and Company shareholders with respect to, any of the matters set forth under Section 11.2.1, including without limitation, a breach of or default in any warranty, representation, covenant or other obligation of the Company in this Agreement, except that any

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Company officer director, shareholder or option holder who makes an intentional misstatement or commits intentional fraud with respect to this Agreement or any other agreement or document being entered into or executed in connection with this Agreement shall be liable to the Parent to the full extent of the Parent’s damages resulting from such misrepresentation or fraud.

11.5 Appointment of Representative. The Company on behalf of each Company Shareholder approves the designation of and designates Gerome Tseng as the representative of the Company Shareholders and as the attorney in fact and agent for and on behalf of each Company Shareholder (the “Representative”) with respect to Claims for Damages from the Holdback Cash and Earn-Out under ARTICLE 11 and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including the exercise of the power to: (a) authorize the offset by Parent of the Holdback Cash and Earn-Out in satisfaction of Claims by Parent or any other Parent Indemnified Person pursuant to ARTICLE 11; (b) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such Claims; (c) arbitrate, resolve, settle or compromise any Claim for recovery of Damages from the Holdback Cash and Earn-Out made pursuant to ARTICLE 11; and (d) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing. The Representative will have authority and power to act on behalf of each Company Shareholder with respect to the disposition, settlement or other handling of all Claims for recovery of Damages from the Holdback Cash and Earn-Out under ARTICLE 11. The Company Shareholders will be bound by all actions taken and documents executed by the Representative in connection with Claims for recovery of Damages from the Holdback Cash and Earn-Out under ARTICLE 11, and Parent will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement, the Representative will not be liable to any Company Shareholder in the absence of fraud, gross negligence or willful misconduct on the part of the Representative. Any out of pocket costs and expenses (excluding legal fees and expenses) reasonably incurred by the Representative in connection with actions taken by the Representative pursuant to the terms of this Section 11.5 not to exceed $50,000 and all reasonable legal fees and costs actually incurred by Representative in connection with such actions (collectively, the “Representative Expenses”) will be paid to Representative from the Holdback Cash not yet distributed under Section 11.11 and Earn-Out not yet distributed under Section 11.12 promptly (and in any event within ten business days) following delivery by Representative to Parent of a written request for payment of such Representative Expenses (which written request shall include reasonable documentation supporting such Representative Expenses); provided, however, that in the case of the Representative Expenses to be paid out of the Holdback Cash being held to satisfy pending Claims under Section 11.11 or the Earn-Out, Parent need not make any payment until after the Claim has been resolved and/or the Earn-Out calculation has been accepted or deemed accepted by Representative under Section 11.12, as the case may be.

11.6 Notice of Claim. As used herein, “Claim” means a claim for indemnification of Parent or any other Parent Indemnified Person for Damages under ARTICLE 11. Parent shall give a written notice of a Claim executed by an officer of Parent (a “Notice of Claim”) to Representative (with a copy to each Principal Shareholder), whether for its own Damages or for Damages incurred by any other Parent Indemnified Person. Parent may give a Notice of Claim at any time Parent or any other Parent Indemnified Person suffers Damages or is subject to a

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claim, demand, suit, action, cause of action or other dispute that may give rise to a Claim. In the event that Parent delivers a Notice of Claim on its own behalf or is requested to deliver a Notice of Claim on behalf of any other Parent Indemnified Person, Parent will do so promptly, and in any event within thirty (30) days after Parent becomes aware of the existence of any Claim by a Parent Indemnified Person for indemnity under this ARTICLE 11. No Notice of Claim may be delivered after the applicable Release Date.

11.6.1 Until the applicable Release Date, no delay on the part of Parent in giving Representative and the Principal Shareholders a Notice of Claim will relieve Representative from any of its obligations under ARTICLE 11 unless (and then only to the extent) that Representative or the Company Shareholders are prejudiced thereby.

11.7 Defense of Third Party Claims.

11.7.1 Parent shall give Representative notice of, promptly (and in any event within thirty (30) days) after Parent becomes aware of the existence of the same, the assertion, whether orally or in writing, against Parent or any other Parent Indemnified Person of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against such Parent Indemnified Person (in each such case, a “Third-Party Claim”) that is based upon, or includes assertions that would, if true, constitute an indemnifiable claim pursuant to Section 11.2.1 or a claim subject to set off pursuant to Section 11.3 hereof. The Representative, acting on behalf of the Company Shareholders pursuant to this Section 11.7.1, is referred to as the “Indemnifying Party” for purposes of this Section 11.7. Until the applicable Release Date, no delay on the part of Parent in giving the Indemnifying Party notice of such Third-Party Claim will relieve the Indemnifying Party from any of its obligations under ARTICLE 11 unless (and then only to the extent) that such Indemnifying Party is prejudiced thereby.

11.7.2 Parent shall be entitled to assume and control the defense of such Third-Party Claim at the expense of the Indemnifying Party and through counsel of its choice if it gives notice of its election to do so to the Representative within twenty (20) days of the Representative’s receipt of the notice from Parent; provided, however, that if there exists a conflict of interest that would make it inappropriate in the reasonable good faith judgment of the Representative supported by opinion of outside counsel if requested by Parent, for the same counsel to represent both the Parent Indemnified Person and the Indemnifying Party, then the Indemnifying Party shall be entitled to retain its own counsel, subject to the reasonable approval of Parent, to participate in the defense against such Third-Party Claim, in each jurisdiction for which the Indemnifying Party determines, in its reasonable, good faith judgment, counsel is required, at the expense of the Indemnifying Party. In the event that the Parent fails to undertake any such defense as provided above or fails to diligently pursue any such defense, after notice and failure to cure within ten (10) days of the receipt of notice, the Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim, at its expense. All costs and expenses reasonably incurred by Parent in connection with the defense of such Third-Party Claim (including, but not limited to, reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which indemnity may be sought. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third-Party Claim as provided above, the Parent Indemnified Person shall cooperate with the Indemnifying Party in such defense and make available to the

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Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Parent Indemnified Person’s possession or under the Parent Indemnified Person’s control related thereto as is reasonably required by the Indemnifying Party. Similarly, in the event that the Parent Indemnified Person is, directly or indirectly, conducting the defense against any such Third-Party Claim, the Indemnifying Party shall cooperate with the Parent Indemnified Person in such defense and make available to the Parent Indemnified Person, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Parent Indemnified Person.

11.7.3 In making decisions as to whether and when to make or accept a settlement offer with respect to a Third Party Claim for which indemnification is sought pursuant to Section 11.2.1 or a claim subject to set-off pursuant to Section 11.3 (both of which are referred to in this section 11.7.3 as “Subject Claims”), Parent agrees to consult with Representative and to act in good faith and in the same manner as if there were no indemnification being provided from the Indemnifying Party. If Representative objects to a proposed settlement of a Subject Claim using as a standard whether Parent is acting prudently in making or accepting the settlement offer taking into account the totality of Parent’s business circumstances involved, then Parent and Representative shall immediately consult to attempt to resolve their differences as to the reasonableness of the settlement; however, it is expressly agreed that Parent may proceed with the settlement after such consultation over Representative’s objections, although Representative can then pursue recourse against Parent if Representative does not believe that Parent has acting prudently and in good faith. In addition, Representative may offer to settle a Subject Claim but only for cash and a release of Parent Indemnified Persons and only if Representative has first consulted with Parent and received the prior written consent of the Parent, which may not be unreasonably withheld, conditioned or delayed.

11.7.4 If the Indemnifying Party is controlling the defense of any Third-Party Claim, Parent shall have the right to receive copies of all pleadings, notices, communications and reasonably regular updates with respect to such Third Party Claim to the extent that receipt of such documents by Parent does not affect any privilege relating to the Indemnifying Party; provided, that the parties will use commercially reasonable efforts to ensure that any such privilege will not apply or will not be violated. If any Parent Indemnified Person is controlling the defense of any Third-Party Claim, the Indemnifying Party shall have the right to receive copies of all pleadings, notices, communications and reasonably regular updates with respect to such Third Party Claim to the extent that receipt of such documents by the Indemnifying Party does not affect any privilege relating to the Parent; provided, that the parties will use commercially reasonable efforts to ensure that any such privilege will not apply or will not be violated.

11.8 Contents of Notice of Claim. Each Notice of Claim by Parent given pursuant to Section 11.6 will contain the following information:

11.8.1 that Parent has incurred, paid or otherwise sustained or reasonably believes it will have to incur, pay or otherwise sustain, Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any Parent Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Parent Indemnified Person under ARTICLE 11); and

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11.8.2 a description, in reasonable detail (to the extent reasonably available to Parent), of the facts, circumstances or events giving rise to the alleged Damages based on Parent’s good faith belief thereof, including the identity and address of any third party claimant and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or otherwise sustained, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

11.9 Resolution of Notice of Claim. Any Notice of Claim delivered by Parent will be resolved as follows:

11.9.1 Uncontested Claims. In the event that, within thirty (30) business days after a Notice of Claim is received by Representative, Representative does not contest such Notice of Claim in writing to Parent as provided in Section 11.9.2, Representative (on behalf of all Company Shareholders) will be conclusively deemed to have consented to the recovery by the Parent Indemnified Person of the full amount of Damages specified in the Notice of Claim in accordance with this ARTICLE 11, including the forfeiture of the amount of Damages as applied to the Holdback Cash and Earn-Out.

11.9.2 Contested Claims. In the event that Representative gives Parent written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the thirty (30) day period specified in Section 11.9.1 above, then such Contested Claim will be resolved by either (i) a written settlement agreement executed by Parent, on the one hand, and Representative on the other hand, or (ii) in the absence of such a written settlement agreement, by litigation (which either Parent, on the one hand, or Representative on the other hand may initiate at any time) in any court having competent jurisdiction; provided, however, (i) if the amount of Damages is at issue in pending litigation with a third party, litigation pursuant to this Section 11.9.2 shall not be commenced until such amount of damages is ascertained or both parties agree to commence litigation, and (ii) the Non-Prevailing Party shall pay its own fees and expenses incurred in connection with the litigation as well as the reasonable fees and expenses incurred by the prevailing party to the litigation. The Representative shall be the “Non-Prevailing Party” in the litigation if it is awarded less than one-half (1/2) of the amount in dispute, and the Parent Indemnified Person shall be the “Non-Prevailing Party” in the litigation if the Representative is awarded more than one-half (1/2) of the amount in dispute. Notwithstanding the foregoing, the sole source of payment for any such fees or expenses awarded to Parent Indemnified Persons from Representative shall be the Holdback Cash and Earn-Out.

11.10 Indemnification Claims Against Parent. In the event of any Claims for indemnification against Parent and Sub pursuant to Section 11.2.3, such Claims shall be submitted by the Representative on behalf of such person and shall be subject to the procedures and limitation set forth in Section 11.6 through 11.9 hereof, as modified to reflect Representative as the agent of the Indemnified Party with Parent and Sub as the Indemnifying Parties;

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provided, that, notwithstanding anything to the contrary set forth herein, after the Effective Time, the amount of all Claims to be made by the Company Indemnified Persons pursuant to indemnification rights pursuant to Section 11.2.3 shall in the aggregate be limited to the sum of the Earn-Out and 25% of the Merger Consideration, and

provided further that the indemnity rights under Section 11.2.3 and this Section 11.10 shall be the sole and exclusive recourse for all Company Indemnified Persons for, and the sole and exclusive obligation of the Parent and Sub with respect to, any of the matters set forth under Section 11.2.3, except that to the extent Parent or Sub make an intentional misstatement or commit intentional fraud with respect to this Agreement, Parent or Sub shall be liable to the Company Indemnified Person to the full extent of the Company Indemnified Person’s damages resulting from such misrepresentation or fraud.

11.11 Distribution Upon Termination of Holdback Period. Within ten (10) business days following the Holdback Release Date, Parent shall deliver to Representative for distribution to the Company Shareholders per the Liquidation Preference the Holdback Cash less the sum of (i) the amount subject to set-off under Section 11.3 which was then paid to date to satisfy Claims resolved prior the Holdback Release Date, (ii) the amounts then paid to date as Representative Expenses under Section 11.5, (iii) the amount that Parent reasonably estimates is needed to satisfy any then unsatisfied, unresolved or contested Claims for Damages specified in any Notice of Claim delivered pursuant to Section 11.6 before the Holdback Release Date, and (iv) the amount of any then outstanding but unpaid Representative Expenses for which a request for payment has been delivered pursuant to Section 11.5. As soon as each such Claim has been finally resolved, Parent shall deliver to the Representative for distribution to the Company Shareholders per the Liquidation Preference the then remaining amount of the Holdback Cash earmarked for but not applied to the satisfaction of such Claim or to the payment of then outstanding but unpaid Representative Expenses for which a request for payment has been delivered in the interim pursuant to Section 11.5.

11.12 Distribution Upon Termination of Earn-Out Period. Within ten (10) business days following the determination pursuant to Section 2.5 of the Earn-Out upon expiration of the Earn-Out Period, Parent shall deliver to Representative for distribution to the Company Shareholders per the Liquidation Preference (a) eighty percent (80%) of the difference between the Earn-Out less the sum of (i) the amount subject to set-off under Section 11.3 to satisfy Claims then resolved to date but not set-off against the Holdback Cash, (ii) the amounts then paid to date as Representative Expenses under Section 11.5 but not set-off against the Holdback Cash, (iii) the amount that Parent reasonably estimates is needed to satisfy any then unsatisfied, unresolved or contested Claims for Damages specified in any Notice of Claim previously delivered pursuant to Section 11.6, and (iv) the amount of any then outstanding but unpaid Representative Expenses for which a request for payment has been delivered pursuant to Section 11.5; provided, however, the sum of the foregoing shall not exceed the Earn-Out in any event; and (b) fifty percent (50%) of the Redistributed Bonus, if any. As soon as each such Claim has been finally resolved, Parent shall deliver to the Representative for distribution to the Company Shareholders per the Liquidation Preference eighty percent (80%) of the then remaining amount of the Earn-Out earmarked for but not applied to the satisfaction of such Claim or to the payment of then outstanding but unpaid Representative Expenses for which a request for payment has been delivered in the interim pursuant to Section 11.5. As detailed in

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the Bonus Grant Letters, on the date of the next pay period after each such delivery to the Representative, Parent will distribute to each of those recipients of Bonus Grant Letters then employed by Parent or a Subsidiary of Parent a Bonus equal to the sum of (A) the product of (a) twenty-five percent (25%) of the amount delivered to the Representative and (b) such person’s percentage allocation of the twenty percent (20%) portion of the Earn-Out specified in Schedule 1.10, plus (B) such person’s pro-rata allocation of fifty percent (50%) of any Redistributed Bonus, less applicable withholdings.

11.13 Access. After the Effective Time, Parent shall cause the Surviving Corporation to provide reasonable access to the books and records of Company to Representative if so requested, to the extent necessary for Representative to defend any dispute or litigation with respect to any Parent Indemnified Person’s Claim for Damages under ARTICLE 11; provided, however, that any such access shall not unreasonably interfere with the conduct of Parent’s or the Surviving Corporation’s business. The Surviving Corporation’s obligation in this Section 11.12 shall be limited to those books and records of Company, or the portions thereof, that were in existence at the Effective Time and that are in the Surviving Corporation’s possession or under its control at the time of request for access thereto, it being understood that, following the Earn-Out Period, the Surviving Corporation shall not be restricted in any way from disposing of books and records in the ordinary course of business, consistent with its general record retention policies.

ARTICLE 12

GENERAL PROVISIONS

12.1 Governing Law. The internal laws of the State of California, irrespective of its choice of law principles, will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

12.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. Any assignment in violation of this provision shall be void. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories.

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12.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereunder will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other. Parent and Company agree that the indemnification and set-off provisions set forth in ARTICLE 11 shall, after the Effective Time, be each such Person’s sole and exclusive remedy with respect to any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties, covenants or agreements of any such party in this Agreement; provided, however, that the foregoing shall not limit the parties’ respective rights to seek specific performance or other injunctive relief, or damages in connection with a claim of intentional misstatement or intentional fraud. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

12.6 Amendment and Waivers. Any term or provision of this Agreement and any agreement or other document being entered in connection with this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto as provided in this Section 12.6 at any time before or after approval of this Agreement by the Company Shareholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the Company Shareholders without obtaining such further approval. At any time prior to the Effective Time, each of Company and Parent, by action taken by its Board of Directors (or any duly authorized committee thereof), may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension will be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

12.7 Expenses. Each party will bear its respective legal, auditors’, investment bankers’ and financial or other advisors’ fees incurred with respect to this Agreement, the Merger and the transactions contemplated hereby (“Transaction Expenses”). Notwithstanding the foregoing, the Transaction Expenses of the Company shall be paid pro rata by each of the Company Shareholders by virtue of: (i) a reduction to the Merger Consideration due to the reduction in Closing Company Working Capital resulting from Transaction Expenses of the Company paid prior to Closing and from Unpaid Transaction Expenses accrued but unpaid at Closing; and (ii) Parent’s rights to indemnity for Excess Transaction Expenses as provided in Section 11.2

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hereof. Any Transaction Expenses that Company pays prior to Closing or that Company incurs prior to Closing and Parent becomes obligated to pay as a result of the Merger in excess of those Transaction Expenses described in the preceding sentence shall be deemed “Excess Transaction Expenses”.

12.8 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal).

12.9 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first class mail, postage pre paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered on the date of confirmation of receipt of transmission if sent by facsimile, five days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 13.9:

If to Parent:

California Micro Devices Corporation

490 N. McCarthy Boulevard

Milpitas, California 95035

Attention: President

Fax Number: (408) 942-9505

with copies to:

Pillsbury Winthrop Shaw Pittman LLP

2475 Hanover Street

Palo Alto, CA 94304-1114

Attention: Stephen M. Wurzburg, Esq.

Fax Number: (650) 233-4545 and (866) 741-1919

If to Company:

Arques Technology, Inc.

4655 Old Ironsides Drive, #130

Santa Clara, CA 95054

Attention: President

Fax Number: (408) 969-0836

with a copy to:

Pacific Law Group, LLP

224 Airport Parkway, Suite 525

San Jose, CA 95110

Attention: Sonoo Otsu, Esq.

Fax Number: (408) 573-0108

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If to Representative:

Gerome Tseng

4655 Old Ironsides Drive, #130

Santa Clara, CA 95054

Fax Number: (408) 969-0836

If to a Company Shareholder: at the most recent address of such Company Shareholder reflected in the stock records maintained by Company, or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 12.9.

12.10 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

12.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have any power or authority to bind or commit any other party. No party will hold itself out as having any authority or relationship in contravention of this Section 12.11.

12.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

12.13 Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, Company Shareholder or partner of any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all

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provisions hereof will be personal solely between the parties to this Agreement; except that ARTICLE 11 is intended to benefit the Parent Indemnified Persons and Company Indemnified Persons.

12.14 Public Announcement. Upon execution of this Agreement, neither Parent nor Company nor any other party to this Agreement will issue a press release or make any other public disclosure regarding this Agreement and the transactions contemplated hereby without the prior mutual consent of Parent and Company; provided, however, that Parent may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules. Prior to the publication of such initial and mutually agreed press release, no party hereto will make any public announcement relating to this Agreement or the transactions contemplated hereby (except as may be required by law), the Company will use its reasonable efforts to prevent any trading in Parent Common Stock by its officers, directors, employees, stockholders and agents.

12.15 Company Disclosure Letter. If a document or matter is disclosed in the Company Disclosure Letter hereto in connection with any representation or warranty or other provision contained in this Agreement, such document or matter shall not be deemed to be disclosed in the Company Disclosure Letter in connection with any other representation or warranty or other provision except where such connection to another representation, warranty or provision is apparent (as such term is clarified in the following sentence) from the nature of the disclosure, even if specific repetition or cross-reference is not made. Disclosures contained in the Company Disclosure Letter are only effective to qualify the representations and warranties to the extent that such disclosure is clearly and fairly made so that a prudent purchaser could fully evaluate the impact of such disclosure (i.e., apparent). The disclosures in the Company Disclosure Letter do not contain or will not contain on the Closing, any untrue statement of a material fact, or omit or will omit at the Closing to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The disclosure of any matter in any portion of the Company Disclosure Letter hereto shall expressly not be deemed to constitute an admission by the Company or Parent, as the case may be, or to otherwise imply that any such matter is material for the purposes of this Agreement.

12.16 Confidentiality. Company and Parent each confirm that they have entered into that certain Non-Disclosure Agreement on November 18, 2005 (the “Non-Disclosure Agreement”) and that they are each bound by, and will abide by, the provisions of such Non-Disclosure Agreement. If this Agreement is terminated, the Non-Disclosure Agreement shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the Non-Disclosure Agreement.

12.17 Entire Agreement. This Agreement and the Exhibits and Schedules hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Non-Disclosure Agreement referenced in Section 12.16. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

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12.18 Waiver Of Jury Trial. EACH OF PARENT, COMPANY AND SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CALIFORNIA MICRO DEVICES CORPORATION		ARQUES TECHNOLOGY, INC.

By:	/s/ Robert V. Dickinson	By:	/s/ Gerome Tseng
Name:	Robert V. Dickinson	Name:	Gerome Tseng
Title:	President and CEO	Title:	President

ARQ ACQUISITION CORPORATION

By:	/s/ Robert V. Dickinson
Name:	Robert V. Dickinson
Title:	President and CEO

REPRESENTATIVE:

Gerome Tseng
Name:	Gerome Tseng

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

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LIST OF EXHIBITS

Exhibit A	Form of Agreement of Merger

Exhibit B	Form of Voting Agreement

Exhibit C	Form of Non-competition Agreement

Exhibit D	Matters to be Covered in the Opinions of Pacific Law Group, LLP and Taiwan Counsel to Company

Exhibit E	Form of Terms of Employment

Exhibit F	Form of Bonus Grant Letter

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Exhibit A

FORM OF AGREEMENT OF MERGER

AGREEMENT OF MERGER

Of

ARQUES TECHNOLOGY, INC.

And

ARQ ACQUISITION CORPORATION

This Agreement of Merger (the “Agreement”) is made and entered into as of March         , 2006, pursuant to and in accordance with Section 1101 of the California General Corporation Law (the “CGCL”) between Arques Technology, Inc., a California corporation (“Company”), and ARQ Acquisition Corporation, a California corporation (“Merger Sub” and, together with Company, the “Constituent Corporations”). Merger Sub is a wholly owned subsidiary of California Micro Devices Corporation, a California corporation (“Parent”).

RECITALS

A. Parent, Company, Merger Sub, and with respect to Article 11 only, Gerome Tseng, as representative, have entered into that certain Agreement and Plan of Merger dated as of March         , 2006 (the “Merger Agreement”), providing, among other things, for the execution and filing of this Agreement and the merger of the Merger Sub with and into the Company (the “Merger”).

B. The respective Boards of Directors of each of the Constituent Corporations deem it advisable and in the best interests of each such corporation and their respective shareholders that Merger Sub be merged with and into the Company and, as a result, have approved this Agreement and the Merger.

C. The Merger Agreement, this Agreement and the Merger have been approved by the shareholders of Company and Parent, as the sole shareholder of Merger Sub.

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto hereby agree as follows:

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THE CONSTITUENT CORPORATIONS

(a) Company. The authorized capital stock of Company consists of 69,375,000 shares of common stock, no par value per share (“Company Common”) and 45,000,000 shares of Preferred Stock, no par value per share (“Company Preferred”) of which 20,000,000 shares are designated Series A Preferred Stock (“Series A Preferred”), and 25,000,000 shares are designated Series B Preferred Stock (“Series B Preferred”). As of the date of this Agreement, at the time of the Merger, there are issued and outstanding [3,950,000] shares of Company Common, [20,000,000] shares of Series A Preferred, and [25,000,000] shares of Series B

Preferred, all of which are validly issued, fully paid and nonassessable and no options, warrants, or other rights to purchase Company Common or Preferred are outstanding and there is no debt or other instrument convertible into Company Common or Preferred. The foregoing reflects that immediately prior to the Merger, 1,875,000 Common shares held by one shareholder shall be cancelled pursuant to an agreement with such shareholder as shall all options outstanding under the Company’s 2002 Stock Incentive Plan pursuant to actions of the Company taken pursuant to such plan.

(b) Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value per share (“Merger Sub Common Stock”). As of the date of this Agreement, 1,000 shares of Merger Sub Common Stock are outstanding, all of which are validly issued, fully paid and nonassessable and are held by Parent.

2.

THE MERGER

(a) The Merger. At the Effective Time (as defined in Section 2.(b)) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the CGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

(b) Effective Time; Closing. This Agreement and the Merger shall be effective upon the filing of this Agreement and the Officers’ Certificates with the Secretary of State of the State of California (the time of such filing, the “Effective Time”).

(c) Effect of the Merger. The effect of the Merger shall be as provided in this Agreement and the applicable provisions of the CGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(d) Articles of Incorporation. At the Effective Time, the articles of incorporation of the Company, as amended and attached hereto as Exhibit A, shall be the articles of incorporation of the Surviving Corporation.

(e) Effect on Capital Stock. Subject to the terms and conditions of this Agreement, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holders of any of the following securities, the following shall occur:

(A) Company Stock. Each share of Company Common and Company Preferred issued and outstanding immediately prior to the Effective Time will be cancelled and extinguished and automatically converted into the right to receive payment of the monies as detailed in the Merger Agreement. Some of such monies are to be paid shortly after the

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Effective Time, some of such monies are retained by the Parent for approximately 12 months, and some of such monies are contingent upon performance after Effective Time. The amount of these contingent monies is to be determined and they are to be paid approximately 18 months after Effective Time. Any monies not paid at the Effective Time may be used by Parent for the purpose of providing indemnification to the Parent for breaches of representations and warranties made by the Company in connection with the Merger and for other specified losses.

(B) Merger Sub Common Stock. Each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and continue as one share of the common stock of the Surviving Corporation.

3.

MISCELLANEOUS

(a) Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either Company, Parent or Merger Sub, the officers and directors of Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

(b) Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which when taken together shall constitute one and the same agreement.

(c) Choice of Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California without giving effect to principles of conflicts of laws.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

ARQUES TECHNOLOGY, INC.
By:
Gerome Tseng
President and Secretary

ARQ ACQUISITION CORPORATION

By:
Robert V. Dickinson
President

By:
Stephen M. Wurzburg
Secretary

CALIFORNIA MICRO DEVICES CORPORATION

By:
Robert V. Dickinson
President

By:
Stephen M. Wurzburg
Secretary

EXHIBIT A

ARTICLES OF INCORPORATION

ARQUES TECHNOLOGY, INC.

OFFICERS’ CERTIFICATE OF APPROVAL OF MERGER

The undersigned, Gerome Tseng, hereby certifies that:

1. He is the President and Secretary of Arques Technology, Inc., a California corporation (“Company”).

2. The Agreement of Merger to which this Certificate is attached (the “Merger Agreement”), providing for the merger (the “Merger”) of ARQ Acquisition Corporation, a California corporation, with and into the Company, was duly approved by the board of directors and shareholders of Company.

3. The authorized capital stock of Company consists of 69,375,000 shares of common stock, no par value per share (“Company Common”) and 45,000,000 shares of Preferred Stock, no par value per share (“Company Preferred”) of which 20,000,000 shares are designated Series A Preferred Stock (“Series A Preferred”), and 25,000,000 shares are designated Series B Preferred Stock (“Series B Preferred”). There were outstanding and entitled to vote on the Agreement of Merger [5,825,000] shares of Company Common, [20,000,000] shares of Series A Preferred and [25,000,000] shares of Series B Preferred, all of which are validly issued, fully paid and nonassessable.

4. The votes of each of (a) holders of a majority of the shares of Company Common, Series A Preferred, and Series B Preferred, voting together as a single class, (b) holders of a majority of the shares of Company Common, voting as a separate class, and (c) holders of a majority of Company Series A and B Preferred, voting together as a separate class, were required to approve the Merger and the principal terms of the Merger Agreement.

5. The percentage of the outstanding shares of each class of the Company’s shares entitled to vote on the Merger and the Merger Agreement equaled or exceed the vote required.

[Signatures Follow on a Separate Page]

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:                                 , 2006

By:
Gerome Tseng
President and Secretary

ARQ ACQUISITION CORPORATION

OFFICERS’ CERTIFICATE OF APPROVAL OF MERGER

The undersigned, Robert V. Dickinson and Stehen M. Wurzburg , hereby certify that:

1. They are the President and Secretary, respectively, of ARQ Acquisition Corporation, a California corporation (“Merger Sub”).

2. The Agreement of Merger to which this Certificate is attached (the “Merger Agreement”), providing for the merger (the “Merger”) of Merger Sub, with and into Arques Technology, Inc., a California corporation, was duly approved by the board of directors and by the sole shareholder of Merger Sub.

3. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value per share (“Merger Sub Common Stock”). The total number of shares of Merger Sub Common Stock entitled to vote on the Merger Agreement was 1,000 shares. A vote of more than 50% of the outstanding shares of Merger Sub Common Stock was required to approve the Merger and the principal terms of the Merger Agreement.

4. The Merger and the principal terms of the Merger Agreement were approved by the consent of Merger Sub’s sole shareholder holding 100% of Company’s issued and outstanding shares, which vote exceeded the vote required.

5. No vote of the shareholders of California Micro Devices Corporation, a California corporation and Merger Sub’s sole shareholder, was required to approve the Merger Agreement and the Merger.

[Signatures Follow on a Separate Page]

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:                                 , 2006

By:
Robert V. Dickinson
President

By:
Stephen M. Wurzburg
Secretary

Execution Copy

Exhibit B

FORM OF VOTING AGREEMENT

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of March     , 2006 by and between California Micro Devices Corporation, a California corporation (“Parent”) and each of Gerome Tseng, Sorin Negru, Chao Chi Tseng, Chen Yang, Harbinger (BVI) Venture Capital Corp., Harbinger Venture Capital Co. Ltd., Paradigm Venture Capital Corporation, Paradigm I Venture Capital Company, Paradigm III Venture Capital Corporation and Win Wah Ltd. (collectively referred to herein as the “Principal Shareholders” and each as a “Principal Shareholder”). The Principal Shareholders are shareholders of Arques Technology, Inc., a California corporation (“Company”).

RECITALS

A. Concurrent with the execution of this Agreement, Parent, Company, and ARQ Acquisition Corporation, a California corporation that is a wholly-owned subsidiary of Parent (“Merger Sub”) and Representative (as defined therein) are entering into an Agreement and Plan of Merger in the form attached hereto as Exhibit A (the “Merger Agreement”) which provides for the merger of Merger Sub with the Company (the “Merger”). As a result of the Merger, the Company will be a wholly-owned subsidiary of Parent and former Company shareholders will receive certain cash consideration as set forth in the Merger Agreement in the amounts and at the times specified, subject to certain contingencies and other terms and conditions also specified. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

B. Principal Shareholder is the record holder of such number of outstanding shares of Company Stock as is indicated on the final page of this Agreement.

C. As a material inducement to enter into the Merger Agreement, Parent desires Principal Shareholder to agree, and Principal Shareholder is willing to agree, to vote the Shares (as defined below), and such other shares of capital stock of Company over which Principal Shareholder has voting power, so as to facilitate consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions set forth herein, the parties hereto agree as follows:

1. AGREEMENT TO VOTE SHARES

1.1 Definitions. For the purposes of this Agreement:

(a) Shares. The term “Shares” shall mean all issued and outstanding shares of Company Stock owned of record or beneficially by Principal Shareholder or over which Principal Shareholder exercises voting power, in each case, as of the record date (the “Record Date”) for persons entitled (i) to receive notice of, and to vote at, the meeting of the shareholders of Company called for the purpose of voting on matters referred to in Section 1.2, or (ii) to take action by written consent of the shareholders of Company with respect to the matters referred to in Section 1.2, including, in each case, all other securities of Company (including all options, warrants, convertible securities and other rights to acquire shares of

Company Stock) beneficially owned by Principal Shareholder as of the date of this Agreement; and all additional securities of Company (including all options, warrants and other rights to acquire shares of Company Stock and all additional shares of Company Stock issued or issuable upon exercise of options, warrants and other rights to acquire shares of Company Stock) of which Principal Shareholder acquires ownership during the period from the date of this Agreement through the earlier of termination of this Agreement pursuant to Section 4 or the Record Date. Principal Shareholder agrees that any shares of Company Stock that Principal Shareholder purchases or with respect to which Principal Shareholder otherwise acquires beneficial ownership or over which Principal Shareholder exercises voting power after the execution of this Agreement and prior to the date of termination of this Agreement pursuant to Section 4 shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares on the date hereof. For purposes of clarification, no provision of this Agreement shall require Principal Shareholder to exercise an option, warrant or convertible security of the Company into shares of Company Stock.

(b) Transfer. Principal Shareholder shall be deemed to have effected a “Transfer” of a security if Principal Shareholder directly or indirectly: (i) sells, pledges, encumbers, transfers or disposes of, or grants an option with respect to, such security or any interest therein; or (ii) enters into an agreement or commitment providing for the sale, pledge, encumbrance, transfer or disposition of, or grant of an option with respect to, such security or any interest therein.

1.2 Agreement to Vote Shares and Irrevocable Proxy. Principal Shareholder hereby covenants and agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement pursuant to Section 4, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of Company, however called, or in connection with any written consent of the shareholders of Company, Principal Shareholder will appear at the meeting or execute a written consent, as the case may be, otherwise cause the issued and outstanding Shares over which Principal Shareholder has voting power to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) such Shares:

(a) in favor of the approval of the Merger Agreement and the approval of the Merger and any actions required in furtherance thereof or as a condition thereof; and

(b) against the approval of any proposal made in opposition to or that would reasonably be expected to prevent or materially and adversely affect the Merger, including, without limitation, any Alternative Transaction.

In all other matters, the Shares shall be voted by and in a manner determined by Principal Shareholder in its sole discretion. Principal Shareholder further agrees not to enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 1.2.

Concurrently with the execution of this Agreement, Principal Shareholder agrees to deliver to Parent a proxy, in the form attached hereto as Exhibit B (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, with respect to the Shares, subject to the other terms of this Agreement. Principal Shareholder agrees to conduct any other necessary acts and execute such documents as to implement the intent of the foregoing.

1.3 Limitation. The Agreement shall only apply to actions taken by Principal Shareholder in its capacity as a shareholder of Company and, subject to Section 1.4 of this Agreement, no other provision of this Agreement shall limit or otherwise restrict Principal Shareholder with respect to any act or omission that it may undertake or authorize in Principal Shareholder’s capacity as a director or officer of Company, including, without limitation, any vote by Principal Shareholder in its capacity as a director of Company.

1.4 Transfer and Other Restrictions.

(a) From the date of this Agreement to the date of termination of this Agreement pursuant to Section 4, Principal Shareholder agrees not to, directly or indirectly:

(i) except pursuant to the terms of the Merger Agreement, offer for sale, Transfer or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, Transfer or other disposition of, any or all of the Shares or any interest therein except as provided in Section 1.2 or Section 1.4(b) or (c); or

(ii) except as provided in this Agreement, grant any proxy or power of attorney with respect to the Shares, deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares, in each case with respect to the matters set forth in Section 1.2(a) and (b).

(b) To the extent Principal Shareholder is, as of the date hereof, party to a contract or agreement that requires Principal Shareholder to Transfer Shares to another person or entity (excluding a contract or agreement pledging Shares to Company), Principal Shareholder will not effect any such Transfer unless and until the transferee agrees to be bound by and executes an agreement in the form of this Agreement with respect to the Shares to be Transferred. Nothing herein shall prohibit Principal Shareholder from exercising (in accordance with the terms of the option or warrant, as applicable) any option or warrant Principal Shareholder may hold; provided that the securities acquired upon such exercise shall be deemed Shares.

(c) Notwithstanding the foregoing, Principal Shareholder may Transfer any or all of the Shares to the Company or any third party, provided (A) Principal Shareholder shall only be allowed to make five (5) such Transfers, unless the Transfer of Shares is to a member of Principal Shareholder’s Immediate Family or such member’s spouse, or a trust for the benefit of Principal Shareholder or Principal Shareholder’s Immediate Family, in which case Principal Shareholder shall not be limited as to the number of Transfers, and (B) provided further that each such transferee, other than Company, shall (x) have executed a counterpart of this Agreement and (y) agreed in writing to hold such Shares subject to all of the terms and provisions of this Agreement. “Immediate Family” as used herein shall mean Shareholder’s spouse, or a sibling, or lineal descendant or antecedent of Shareholder or Shareholder’s spouse.

2. REPRESENTATIONS AND WARRANTIES OF PRINCIPAL SHAREHOLDER

2.1 Principal Shareholder is the sole record and beneficial owner of the Company Stock designated as being owned by such Principal Shareholder indicated on the final page of this Agreement. Such Company Stock are not subject to any Encumbrances (including any claim by any Person relating to any Company Stock held thereby) that would adversely affect the ability of Principal Shareholder to carry out the terms of this Agreement, and such Principal Shareholder has not granted any rights to purchase such Company Stock to any other Person or entity. The number of Shares set forth on the signature page hereto are the only Shares beneficially owned by such Principal Shareholder and, except as set forth on such signature page, Principal Shareholder holds no options to purchase or rights to subscribe for or otherwise acquire any securities of Company and has no other interest in or voting rights with respect to any securities of Company.

2.2 Principal Shareholder has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and all agreements and documents to which such Principal Shareholder is or will be a party that are required to be executed pursuant to the Merger Agreement (the “Principal Shareholders Ancillary Agreements”). The execution and delivery of this Agreement and the Principal Shareholders Ancillary Agreements by Principal Shareholder and the consummation by Principal Shareholder of the transactions contemplated by this Agreement, the Merger Agreement, and the Principal Shareholders Ancillary Agreements have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by Principal Shareholder and constitutes a valid and binding obligation of Principal Shareholder, enforceable against Principal Shareholder in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights, and (ii) for the limitations imposed by general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation which would result in the creation of any encumbrance upon any of the Shares owned by Principal Shareholder under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding on Principal Shareholder or any Shares owned by Principal Shareholder. The execution and delivery of this Agreement by Principal Shareholder do not, and the performance of this Agreement by Principal Shareholder will not, require any written, oral or other agreement, contract or legally binding commitment of any third party. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement.

2.3 No consent, approval, permit, order or authorization from, or registration, declaration or filing with, any Governmental Authority or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Principal Shareholder to enable Principal Shareholder to lawfully execute and deliver, enter into, and to perform his obligations under, this Agreement, the Merger Agreement or the Principal Shareholders Ancillary Agreements.

2.4 Neither the execution and delivery of this Agreement nor any of the Principal Shareholder Ancillary Agreements by Principal Shareholder, nor the consummation of the transactions contemplated hereby or by the Merger Agreement and the Principal Shareholder Ancillary Agreements, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Principal Shareholder or any of the shares of Company Stock (or rights to acquire shares of Company Stock) beneficially owned by Principal Shareholder. Neither Principal Shareholder’s entering into this Agreement or any Principal Shareholders Ancillary Agreement, nor the consummation of the transactions contemplated hereby or by the Merger Agreement and the Principal Shareholder Ancillary Agreements will give rise to, or trigger the application of, any rights of any third party that would come into effect upon the consummation of the Merger.

3. INDEMNIFICATION

Each Principal Shareholder shall, severally and not jointly, indemnify and hold harmless, the Parent Indemnified Persons from and against any and all Damages directly or indirectly incurred, paid or otherwise sustained by a Parent Indemnified Person in connection with or resulting from or arising out of any breach of, or default in, any of the representations, warranties, or covenants given or made by such Principal Shareholder in Sections 1 and 2 of this Agreement. Each Principal Shareholder agrees that Parent may retain as a set-off , to the extent of such Damages, the proportionate interest of such Principal Shareholder in (i) the Holdback Cash remaining on the Holdback Release Date after all other deductions have been made and which are not being held due to another Claim, and (ii) the Earn-Out, after all other deductions have been made and which are not being held due to another Claim. Notwithstanding anything to the contrary set forth herein, with respect to the representations and warranties in Sections 2.3 and 2.4, no Principal Shareholder shall be liable under this Section 3 for an amount in excess of the Principal Shareholder’s portion of the Merger Consideration and the Earn-Out paid to such Principal Shareholder.

4. TERMINATION

This Agreement shall terminate and shall have no further force or effect as of the first to occur of (i) the Effective Time and (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article 10 thereof.

5. MISCELLANEOUS

5.1 Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement and is separable from every other part of such provision.

5.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other. Any purported assignment in violation of this Section 5.2 shall be void.

5.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

5.4 Specific Performance; Injunctive Relief. Principal Shareholder agrees that in the event of any breach or threatened breach by Principal Shareholder of any covenant, obligation or other provision contained in this Agreement, Parent would be irreparably harmed and that there will be no adequate remedy at law for such breach and that therefore Parent shall be entitled (in addition to any other remedy that may be available to it), to the extent permitted by applicable law, without the necessity of proving actual damages or posting bond, to (a) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach.

5.5 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first class mail, postage pre paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered, on the date of confirmation of receipt of transmission if sent by facsimile, five days after mailing if sent by regular U.S. mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 4.4:

If to Parent:

California Micro Devices Corporation

490 N. McCarthy Boulevard

Milpitas, CA 95035

Attention: President

Facsimile: 408- 942-9505

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

2475 Hanover Street

Palo Alto, CA 94304

Attn: Steve Wurzburg

Facsimile: (650) 233-4545 and (866) 741-1919

If to Principal Shareholder, to the address for notice set forth on the last page hereof with a copy to:

Attn:
Facsimile:

Any party hereto may by notice so given provide and change its address for future notices hereunder.

5.6 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of California, excluding that body of law relating to conflict of laws.

5.7 Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

5.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.9 Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed by their duly authorized respective officers as of the date first above written.

CALIFORNIA MICRO DEVICES CORPORATION

By:

Name:

Title:

PRINCIPAL SHAREHOLDER:

Signature:
Printed Name:

Principal Shareholder’s Address for Notice:

Outstanding Shares of Company Common Stock Beneficially Owned by Principal Shareholder:

Outstanding Shares of Company Series A Preferred Stock Beneficially Owned by Principal Shareholder:

Outstanding shares of Company Series B Preferred Stock Beneficially Owned by Principal Shareholder:

EXHIBIT A

MERGER AGREEMENT

EXHIBIT B

IRREVOCABLE PROXY

Dated: March     , 2006

The undersigned shareholder (“Company Shareholder”) of Arques Technology, Inc., a California corporation (“Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes the members of the Board of Directors of California Micro Devices Corporation, a California corporation (“Parent”), the CEO of Parent, the CFO of Parent, and the Secretary of Parent (collectively with each member of the Board of Directors of Parent, the “Proxyholders”), as the agents, attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to the shares of capital stock of Company which are listed below (the “Shares”), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof and prior to the date this proxy terminates, to vote the Shares as follows: The agents and proxies named above are empowered at any time prior to termination of this proxy to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Company shareholders, and in every written consent in lieu of such a meeting, or otherwise, (i) in favor of the approval of the Agreement and Plan of Merger (the “Merger Agreement”) among Parent, ARQ Acquisition Corporation, Company and the Representative (as defined therein) and the approval of the merger of ARQ Acquisition Corporation with and into the Company (the “Merger”) and any actions required in furtherance thereof or required as a condition thereof, and (ii) against the approval of any proposal made in opposition to or that would reasonably be expected to prevent or materially and adversely affect the Merger, including, without limitation, any Alternative Transaction.

The Proxyholders may not exercise this proxy on any other matter. Company Shareholder may vote the Shares on all such other matters in its sole discretion. The proxy granted by Company Shareholder to the Proxyholders hereby shall (x) become effective upon the execution and delivery of the Merger Agreement, (y) is granted in order to secure the obligations of Company Shareholder set forth in the Voting Agreement, by and between Parent and Company Shareholder dated as of even date herewith (the “Voting Agreement”), and (z) is irrevocable to the fullest extent permitted under applicable law and coupled with an interest in such obligations and in the interests in Company to be acquired pursuant to the Merger Agreement. This proxy is granted in consideration of Parent’s willingness to enter into and consummate the transactions set forth in the Merger Agreement.

This proxy will terminate, and be of no further force or effect, automatically upon the termination of the Voting Agreement in accordance with its terms. Upon the execution hereof, all prior proxies in conflict with this proxy given by the undersigned with respect to the Shares (including any and all other shares or securities issued or issuable in respect thereof on or after the date hereof) are hereby revoked and no subsequent proxies in conflict with this proxy will be given until such time as this proxy shall be terminated in accordance with its terms. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of Company and with any Inspector of Elections at any meeting of the shareholders of Company.

This proxy is irrevocable and shall survive the insolvency, incapacity, death or liquidation of the undersigned.

Signature

Printed Name

Shares of Company Common Stock beneficially owned:

Shares of Company Series A Preferred Stock beneficially owned:

Shares of Company Series B Preferred Stock beneficially owned:

Execution Copy

Exhibit C

FORM OF NON-COMPETITION AGREEMENT

NONCOMPETITION AGREEMENT

This Agreement is made as of                              , 2006 by and among Arques Technology, Inc., a California corporation (“Arques” or “Company”),                                                   (“Employee”) and California Micro Devices Corporation, a California corporation (“CMD”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties herein agree as follows:

1. Background; Definitions.

a. Background. Employee is a key and significant member of either the management and/or the technical workforce of the Company. The Company is negotiating an agreement (the “Merger Agreement”) to be acquired by CMD in a merger between the Company and a subsidiary of CMD (the “Acquisition”). Employee acknowledges that the main motivation for CMD to enter into the Merger Agreement and undertake the Acquisition is CMD’s desire to acquire certain Company products that are largely currently under development, and Employee is a key and significant member of the development team for such Company Products. Marketing and sales of a few Company products has only just begun; the main good will of the Company is embodied is in the Company products under development; that is the excess of the Total Merger Consideration over the book value of the Company’s assets is primarily embodied in what is known as in-process development. Were Employee to leave, CMD would lose a significant portion of the good will it is seeking as it would be very difficult for CMD to complete the products. For that reason, upon the consummation of the Acquisition and at the end of the 18-month period following such consummation, should Employee remain a CMD employee and help CMD complete the Company products, CMD will be obligated to pay Employee substantial consideration attributable to the goodwill of the Company and Employee’s contribution to the value of that goodwill. Such payment is calculated as part of the earn-out being paid to shareholders as contingent payment for their stock and is not consideration for Employee’s continued employment with the Company, because Employee’s continued services to the Company will be adequately compensated for in the form of salaries, stock options, and other bonuses. Rather, this payment is based upon Employee’s relative importance to CMD recognizing the value of the good-will of the Company which CMD thinks will be largely secured 18 months after the closing of the Acquisition. Employee has agreed to enter into this Noncompetition Agreement (this “Agreement”) as an inducement to CMD to enter into the Merger Agreement and undertake the Acquisition, and as a condition to the closing of the transaction contemplated by the Merger Agreement. This Agreement shall be effective upon the Effective Time of the Acquisition. Following the Acquisition, the “Company” shall include the Company, its subsidiaries and its direct corporate parent, including CMD, and this Agreement shall be enforceable by any of them.

b. Definitions. As used in this Agreement, all terms not otherwise defined herein shall have the same meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement, the term “Restricted Business” means the design, manufacture, or marketing of semiconductor products competitive with those made and marketed by Arques as of the date of this Agreement or those as to which Arques is conducting research and development in the areas of (i) WLED drivers for mobile phones and LCD panel backlight and flash applications, (ii) DDR memory regulators, and (iii) Single cell Li-Ion battery charger, as of the date of this Agreement.

2. Covenants Not to Compete and Not to Solicit. Employee acknowledges that the promises and restrictive covenants he is providing in this Agreement are reasonable and necessary to protect the legitimate interests of CMD in the Acquisition, including but not limited to the goodwill of the Company. As a result of the foregoing, the parties expressly understand and agree that the noncompetition and nonsolicitation provisions contained in this Agreement are reasonable, permissible and enforceable pursuant to the provisions of applicable law.

a. Covenant Not to Compete. For as long as Employee remains an employee of the Company and until the two-year anniversary of the Effective Time of the Acquisition (the “Cut-Off Date”), Employee will not directly or indirectly engage in, manage, operate, or control (whether as an employee, consultant, proprietor, partner, director or otherwise) a Restricted Business, or acquire any ownership interest in, or participate in the financing of, any person, firm, corporation or business that engages in a Restricted Business. It is agreed that ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation shall not constitute a violation of this provision. Employee and the Company acknowledge that the foregoing restrictions apply to the geographic markets and regions in which CMD and/or the Company conduct operations and/or sales.

b. Covenant Not to Solicit Employees or Contractors. Until the Cut-Off Date or one year following termination of Employee’s employment with the Company, whichever is later, Employee will not directly or indirectly, personally or through others, solicit, attempt to solicit, encourage, or take any other action which is intended to induce any other employee or independent contractor of the Company to terminate his or her relationship with the Company, or interfere in any manner with the contractual or employment relationship between the Company and any such employee or independent contractor.

c. Covenant Not to Solicit Customers. Until the Cut-Off Date Employee will not directly or indirectly, personally or through others, approach, contact, solicit, or advise in connection with a Restricted Business, or do (or attempt to do) Restricted Business with, or otherwise interfere with the relationship of the Company with any person or entity who is, was or is reasonably anticipated to become a customer or client of Company.

d. Independence of Obligations; Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possibly extent, (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) such invalidity of enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

e. Separateness of Covenants. The parties intend that the covenants contained in Sections 2(a), (b), and (c) shall be construed as a series of separate covenants, one for each county, city and state (or analogous entity) and country. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in said paragraphs, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

f. Reformation. In the event that the provisions of this Section 2 should ever be deemed to exceed the time, geographic or other limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or other limitations, as the case may be, permitted by applicable law.

g. Reasonableness of Covenants. Employee represents that he

(i) is familiar with the covenants not to compete and not to solicit,

(ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants, and

(iii) recognizes that the enforcement of any of the provisions in this Agreement may potentially interfere with Employee’s ability to pursue certain areas of employment,

(iv) agrees that the enforcement of this Agreement is necessary to ensure the continuity of the business and that the goodwill of the Company is preserved following the Acquisition.

3. General Provisions.

a. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of California. Employee, CMD and the Company hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed relating to this Agreement.

b. Entire Agreement. This Agreement sets forth the entire agreement and understanding among the Company, CMD and Employee relating to the subject matter herein and merges all prior discussions among the parties. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by all parties hereto. Any subsequent change or changes in Employee’s duties, salary or compensation will not affect the validity or scope of this Agreement.

c. Waivers and Modifications. This Agreement may be modified, and the rights, remedies and obligations contained in any provision hereof may be waived, only in accordance with this Section 3(c). No waiver by any party or any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement may not be waived, changed, discharged or terminated orally or by any course of dealing among the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

d. Successors and Assigns. Employee acknowledges that the obligations of Employee hereunder are unique and personal in nature. Accordingly, Employee must not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company and CMD under this agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

e. Specific Performance. Employee agrees that a violation of this Agreement could cause the Company irreparable harm and that the amount of damages caused by such a violation may be impossible or extremely difficult to estimate, making a remedy at law or in damages inadequate. Employee agrees that the Company shall be entitled to seek an order restraining any breach or threatened breach of this Agreement. The rights set forth in this Section 3(e) shall be in addition to any other remedy available to the Company in law or equity.

f. Notices. All notices hereunder shall be in writing and shall be delivered in person or mailed by certified or registered mail, return receipt requested, addressed as follows:

If to CMD or the Company, to:

California Micro Devices Corporation

490 N. McCarthy Boulevard

Milpitas, CA 95035

Attention: President

Fax Number: 408-942-9505

with copies to:

Pillsbury Winthrop Shaw Pittman LLP

2475 Hanover Street

Palo Alto, California 94304

Attention: Steve Wurzburg

Fax Number: 650-233-4545 and 866-741-1919

If to Employee, at Employee’s address set forth on the signature page hereof, with a copy to:

Pacific Law Group LLP

224 Airport Parkway, Suite 525

San Jose, CA 95110

Attention: Ann Yang

Fax Number: (408) 573-0108

g. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

h. Section Headings. The descriptive headings herein have been inserted for convenience only and shall not be deemed to define, limit, or otherwise affect the construction of any provision hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written as an instrument under seal.

CALIFORNIA MICRO DEVICES CORPORATION

By:
Name:
Title:

ARQUES TECHNOLOGY, INC.

By:
Name:
Title:

EMPLOYEE

By:
Name:
Address:

[SIGNATURE PAGE FOR NONCOMEPTITION AGREEMENT]

Execution Copy

Exhibit D

MATTERS TO BE COVERED BY THE OPINIONS OF

PACIFIC LAW GROUP, LLP AND TAIWAN COUNSEL TO COMPANY

Form of Legal Opinion

Of

Pacific Law Group, LLP

1. Arques Technology, Inc. (the “Company”) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and has the requisite corporate power and authority to conduct its business as it is presently conducted.

2. The Company has the corporate power and authority to execute and deliver, and to perform its obligations under, the Merger Documents (including the Agreement and Plan of Merger, the Company Disclosure Letter, the Non-competition Agreements, and the Agreement of Merger (as defined below)) to which the Company is a party.

3. The Merger Documents to which the Company is a party have been duly authorized, executed and delivered by the Company, and constitute valid and binding obligations of the Company, and the Merger Agreement, the Company Disclosure Letter to the Merger Agreement and the Agreement of Merger are enforceable against the Company in accordance with their respective terms.

4. The authorized capital stock of Company consists entirely of: (a) 69,375,000 shares of Company Common Stock, of which, as of the Agreement Date, a total of                      shares were issued and outstanding, and (b) 45,000,000 shares of Company Preferred Stock, of which (i) 20,000,000 shares are designated Series A Preferred and of which, as of the Agreement Date, 20,000,000 shares of Series A Preferred were issued and outstanding, and (ii) 25,000,000 shares are designated Series B Preferred and, as of the Agreement Date, of which 25,000,000 shares of Series B Preferred were issued and outstanding. All of the issued and outstanding shares of Company Common Stock and Preferred Stock have been duly authorized and validly issued and, to our knowledge, are fully paid and nonassessable. An aggregate of 15,900,000 shares of Company Common Stock are reserved and authorized for issuance pursuant to the Company Plan. As of the Agreement Date, other than                      shares of Company Common Stock that were reserved and authorized for issuance pursuant to outstanding Company Options under the Company Plan, there are no other options, warrants, convertible debt, or any other derivative securities convertible into Company Stock. The Company has taken the requisite action permitted under the Company Plan so that all Company Options that have not been exercised prior to the Merger will be cancelled upon the occurrence of the Merger.

5. The execution, delivery and performance of the Merger Documents by the Company do not violate or result in a material breach of any of the terms of or constitute a material default under or result in the creation of any lien, charge or encumbrance on any property or assets of the Company, pursuant to the terms of any indenture, mortgage, deed of trust or other agreement or any judgment, writ, decree or order. Neither Company’s entering into the Merger Documents nor the consummation of the Merger or any other transaction contemplated by the Merger Documents (1) will require any consent of a third party in order for the Company’s Material Agreement with such third party to remain in full force and effect or (2) will give rise to, or trigger the application of, any rights of any third party under a Company Material Agreement that would come into effect upon the consummation of the Merger.

6. The execution, delivery and performance of the Merger Documents by the Company do not violate any provision of the Articles of Incorporation or Bylaws of the Company.

7. All consents, approvals, orders or authorizations of, and all qualifications, registrations or filings with, any federal or State of California governmental authority on the part of the Company required for the execution, delivery or performance by the Company of the Merger Documents have been made or obtained.

8. Except as set forth in Schedule 3.6 of the Company Disclosure Letter, there is no litigation or proceeding pending against the Company before any court or administrative agency which affects the ability of the Company to perform its obligations under the Documents or which seeks to prevent the consummation of the transactions contemplated by the Documents.

9. The Agreement of Merger, dated March __, 2006 (the “Agreement of Merger”) has been duly adopted by the Board of Directors of the Company and approved by the shareholders of the Company. Upon the filing of the Agreement of Merger with the Secretary of State of the State of California, the Merger will become effective in accordance with the General Corporation Law of the State of California.

2

Form of Legal Opinion

Of

Taiwan Counsel to the Company

1. Arques Technology Taiwan, Inc.(“Arques Taiwan”) is a corporation duly incorporated, validly existing and in good standing under the laws of Republic of China, and has the requisite corporate power and authority to conduct its business as it is presently conducted.

2. The only issued and outstanding stock of Arques Taiwan consists of                      shares, all of which are held by the Company.

3

Execution Copy

Exhibit E

FORM OF TERMS OF EMPLOYMENT

March __, 2006

[Employee Name and Address]

Dear                         :

It is my pleasure to welcome you to California Micro Devices Corporation (the “Company”), and to confirm the initial parameters of your employment with the Company following the closing of the merger between the Company and Arques Technology, Inc. (“Arques”). We presently anticipate the merger will close on or about March     , 2006, upon which Arques will become a wholly owned subsidiary of the Company. Following the closing your position at the Company will be                     , reporting to Mr.                     ,                     . Your energy and enthusiasm have demonstrated to us that you are the right person to join our team.

In this salaried, exempt position you will be paid on a bi-weekly basis at a rate of $            per pay period ($            per year). [In addition, as contemplated by the Agreement and Plan of Merger dated February     , 2006, you will be eligible to receive a bonus, as set forth on the Attachment A hereof.1]

You will also be eligible for five quarterly stay bonuses of $            per quarter provided that you are employed by the company on the last day of each of the Company’s fiscal quarters beginning with the first quarter of fiscal 2007 (ending June 30, 2006) and ending with the first quarter of fiscal 2008 (ending June 30 2007). If you are terminated by the Company without “Cause” (as defined in the attached Bonus Grant Letter Agreement), you will be paid a pro rata portion of the stay bonus for the quarter in which you are terminated.

Subject to your acceptance of this offer, we will recommend that the Board of Directors grant to you options for                      shares of the Company’s stock. The options will be Non-Qualified Options and the exercise price will be the Fair Market Value as of the date of grant. They will vest over a four-year period from the date of grant, with 25% vesting at the end of your first year and 6.25% quarterly thereafter. Although not granted under the Company’s 2005 Omnibus Incentive Compensation Plan, such option would be governed by substantially similar terms and conditions. You understand that we will be issuing a press release which will disclose the material terms of the grants to you and other former employees of Arques, including the names of the recipients of the grants and the number of shares involved.

Upon the closing of the merger, you will be eligible for the Company’s benefits. The Company offers a comprehensive fringe benefits program, including:

•	Medical Insurance

•	401k Savings plan

•	Flex Spending Plan

•	Life Insurance & AD&D Insurance

[1]	This provision and Attachment A will only be included in the offer letters for the employees who are identified on Schedule 1.10 of the Merger Agreement.

Your eligibility to receive these and other employee benefits will be determined pursuant to the terms of the Company’s benefit plans as they may exist from time to time. Your duties, compensation and benefits are subject to change at the Company’s discretion.

In addition you will be eligible to accrue paid vacation time pursuant to the Company’s vacation policy. You hereby understand that any vacation you accrued with Arques prior to the merger must either be taken or else you must make arrangement for it to be paid by Arques. You hereby release Arques and the Company from any claim you may have arising from your employment with Arques and status as a holder of options or shares, including any claim for past wages, bonuses, expense reimbursement, vacation or sick pay other than for wages accrued or expenses incurred consistent with Arques guidelines since the last pay period.

When you report to work you will be expected to execute the Company’s standard employee agreements relative to the terms of employment, treatment of work product and confidential information. [You will also be expected to sign a non-compete agreement in connection with the merger due your importance to the Company receiving the good will of Arques. 2 ]You will be expected to complete and sign the Company’s standard application form as well. Copies of these documents are enclosed. You agree that other than such agreements and application, this letter, supersede any other agreement or understanding, whether written or oral, concerning your employment with Arques or the Company other than your invention assignment and confidentiality agreement with Arques which has continuing obligations relating to your employment with Arques prior to the merger.

This offer is subject to reference checks and criminal background checks. When you report to work you will be expected to provide to the Company (a) proof of your education and academic degrees, and (b) a copy of transcripts for all academic degrees you received from schools located outside of the United States.

As of the date you commence employment you will be subject to proof of legal right to work as required by the I-9 form of the INS.

Your employment with the Company will be at-will employment. You will be free to resign at any time, for any reason or for no reason. Similarly, the Company will be free to conclude its employment relationship with you at any time, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the at-will nature of your employment may only be changed in an express written agreement signed by you and the President of the Company. This offer is effective immediately and will expire if not accepted in writing by March     , 2006.

I look forward to your acceptance of this offer and am confident that with the addition of your capabilities, we will become an even more successful company.

[2]	This provision will only be included in the offer letters for the California employees who are identified on Schedule 5.11 of the Merger Agreement.

Sincerely,

California Micro Devices Corporation

By:
Name:
Title:

ACCEPTED AND AGREED:

[NAME]

Execution Copy

Exhibit F

FORM OF BONUS GRANT LETTER

Attachment A

Bonus Grant Letter Agreement

Dear                 :

There is an Agreement and Plan of Merger dated as of March     , 2006 (the “Merger Agreement”), entered into by and among California Micro Devices Corporation, a California corporation (the “Company”), ARQ Acquisition Corporation, a California corporation that is a wholly-owned subsidiary of the Company (“Merger Sub”), Arques Technology, Inc., a California corporation (“Arques”), and the Representative as defined in the Merger Agreement. All terms not otherwise defined in this Bonus Grant Letter Agreement (this “Agreement”) shall have the same meanings ascribed to them in the Merger Agreement.

Pursuant to the Merger Agreement, Arques will become a wholly-owned subsidiary of the Company and there is an Earn-Out which is a function of Company revenues and gross margins from certain Arques products during the first eighteen full calendar months following the merger. The Earn-Out is subject to claims for indemnification of the Company under the Merger Agreement due to breaches of Company representations, warranties, and covenants. The Company is allocating the right to receive 20% of the Earn-Out net of such claims as a bonus pool (the “Bonus Pool”) among select employees of Arques, including yourself (the “Recipients”). In the event any Recipient becomes ineligible to receive part or all of his or her Bonus for any reason whatsoever, 50% of such Bonus (the “Reallocated Bonus”) shall be retained in the Bonus Pool and re-allocated among the Recipients who remain employees of the Company through the Distribution Date (as defined in Section 2 below) in the same ratio as the initial allocation percentages determined on the date hereof.

1. Amount of Bonus. You are eligible to receive a Bonus equal to     % of the Bonus Pool and your pro rata share of the Reallocated Bonus, if any, provided that all the conditions set forth in Sections 3, 4 and 5 below are satisfied.

2. Distribution Date. The Company will distribute your Section 1 Bonus to you (and other eligible employees will receive their Bonuses) on the date of the next pay period after the remainder of the Earn-Out net of indemnification claims is delivered to the Representative for payment to the Company Shareholders (the “Distribution Date”).

3. Continued Employment. Should you choose to voluntarily leave the Company before the Distribution Date, or in the event your employment is terminated for “Cause” before the Distribution Date, you will not be eligible for any portion of the Bonus. For purposes of this Agreement, “Cause” means: (a) dishonesty, fraud, or malfeasance by you; (b) refusal to perform duties ordinarily performed by an employee in the same or similar position or unexcused absences from work which continue after notice; (c) your conviction or plea of nolo contendere of a felony or misdemeanor; (d) failure to comply with the written or known policies of the Company or directions of your superiors or breach of any agreement you have with the Company; or (e) failure to fulfill your employment responsibilities in a competent and professional manner which is not corrected following notice from the Company or which thereafter recurs. For purposes of Sections 3 and 4 only, the “Company” shall include the Company, its subsidiaries and its direct corporate parent, including the Surviving Corporation.

Not withstanding anything contained in this Agreement, your employment continues to be “at-will.” This means that either your or Company may terminate your employment at any time, with or without cause and with or without notice.

4. Termination Without Cause and Leaves of Absence. If you are terminated without Cause or if you miss time due to an approved leave of absence, whether paid or unpaid, the Bonus amount will be prorated for the period worked only; provided however, you will not receive any pro rata portion of the Reallocated Bonus, if any.

5. Withholding Taxes. The Bonus is subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

6. Entire Agreement. This Agreement supersedes and replaces any prior representations, understandings or agreements, whether oral, written or implied, between you and the Company on the subject of the Bonus. This Agreement cannot be changed or terminated except in writing, signed by the Company’s President.

Sincerely,

California Micro Devices Corporation

By:
Name:
Title:

ACCEPTED AND AGREED:

[NAME]